Filed Pursuant to Rule 424(b)(5)

Registration No. 333-183750

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 18, 2012)

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2013

Shares

10.75% Series C Cumulative Redeemable Preferred Stock

$         Per Share (Liquidation Preference $25.00 Per Share)

Shares of Common Stock

Miller Energy Resources, Inc. is offering to the public        shares of our 10.75 % Series C Cumulative Redeemable Preferred Stock, which we refer to in this prospectus supplement as the Series C Preferred Stock. This is a follow-on offering of the Series C Preferred Stock. We are also registering        shares of our common stock, par value $0.0001 per share, which we refer to as common stock in this prospectus supplement. Such shares of common stock may be issued as a result of the conversion of the Series C Preferred Stock as more fully described herein.

Our common stock is currently traded on the New York Stock Exchange LLC, or NYSE, under the symbol “MILL.” On February 8, 2013, the last reported sales price of our common stock on the NYSE was $3.98 per share. The Series C Preferred Stock is currently traded on the NYSE under the symbol “MILLprC.” On February 8, 2013, the last reported sales price of the Series C Preferred Stock on the NYSE was $23.50 per share. We will bear all costs associated with the offering.

We will pay quarterly cumulative dividends on the Series C Preferred Stock on the 1st day of each December, March, June and September (provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day) when, as and if declared by our board of directors, from, and including, the date of original issuance at 10.75% of the $25.00 per share liquidation preference per annum (equivalent to $2.6875 per annum per share). The next scheduled dividend will be payable on March 1, 2013, in the amount of $0.671875 per share, which will be paid to the persons who are the holders of record of the Series C Preferred Stock at the close of business on February 15, 2013.

The Series C Preferred Stock will not be redeemable before November 1, 2017, except as described below upon the occurrence of a Change of Control (as defined herein) or upon a Market Trigger (as defined herein). On or after November 1, 2017 we may, at our option, redeem any or all of the shares of the Series C Preferred Stock at $25.00 per share plus any accumulated and unpaid dividends to, but not including, the redemption date. In addition, upon the occurrence of a Change of Control, we may, at our option, redeem any or all of the shares of Series C Preferred Stock within 120 days after the first date on which such Change of Control occurred at $25.00 per share plus any accumulated and unpaid dividends to, but not including, the redemption date. The Series C Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless we repurchase, redeem or convert it into our common stock in connection with a Change of Control or a Market Trigger Conversion and Redemption, or unless a holder chooses to convert the Series C Preferred Stock into our common stock.

Our underwriters are selling shares of Series C Preferred Stock on a “best efforts” basis. The underwriters are not required to sell any specific number or dollar amount of Series C Preferred Stock but will use their best efforts to sell the Series C Preferred Stock offered. Please see “Underwriting” beginning on page S-31 of this prospectus supplement for more information regarding our arrangements with the underwriters. There is no arrangement for funds to be received in escrow, trust or similar arrangement.

The Series C Preferred Stock has not been rated. Investing in the Series C Preferred Stock involves a high degree of risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement, page 4 of the accompanying prospectus, and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Public Offering Price	$	$
Underwriting Commissions paid by us	$	$
Proceeds, before expenses, to us	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Series C Preferred Stock to purchasers on or about February      , 2013, only in book-entry form through the facilities of The Depository Trust Company.

Sole Book-Running Manager

MLV & Co.

Co-Managers

Maxim Group LLC	Williams Financial Group

, 2013.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and accompanying prospectus is part of a registration statement on Form S-3 that we filed with the Securities Exchange Commission (“SEC”), using a “shelf” registration or continuous offering process. Under this registration statement, we may sell any combination of the securities described in such registration statement from time to time, either separately or in units, in one or more offerings. Together, these offerings (including any offerings under this prospectus supplement and accompanying prospectus) may total up to $500.0 million.

All references to “Company” “we,” “our,” “Miller,” or “us” refer solely to Miller Energy Resources, Inc., together with our subsidiaries, and not to the persons who manage us or sit on our board of directors. All trade names used in this prospectus supplement and accompanying prospectus are either our registered trademarks or trademarks of their respective holders.

You should rely only on the information contained in this prospectus supplement and accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus supplement and accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus supplement and accompanying prospectus, as well as the information that we have filed with the SEC, and incorporated by reference herein, is accurate only as of the date of the applicable document. This prospectus supplement and accompanying prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to anyone to whom it is unlawful to make an offer or solicitation.

The information contained in this prospectus supplement is correct only as of the date on the cover, regardless of the date this prospectus supplement and accompanying prospectus was delivered to you or the date on which you acquired any of the shares.

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INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and accompanying prospectus, including the information we incorporate by reference, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, which are subject to the “safe harbor” created in Section 21E thereof. All statements other than statements of historical facts contained in this prospectus supplement and accompanying prospectus are forward-looking statements. These forward-looking statements can generally be identified by the use of words such as “may,” “will,” “intends,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” the negative of these words or similar expressions. Statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

•	the potential for Miller to experience additional operating losses;

•	high debt costs under our existing senior credit facility;

•	potential limitations imposed by debt covenants under our senior credit facility on our growth and our ability to meet our business objectives;

•	our need to enhance our management, systems, accounting, controls and reporting performance;

•	litigation risks;

•	our ability to perform under the terms of our oil and gas leases, and exploration licenses with the Alaska DNR, including meeting the funding or work commitments of those agreements;

•	our ability to successfully acquire, integrate and exploit new productive assets in the future;

•	our ability to recover proved undeveloped reserves and convert probable and possible reserves to proved reserves;

•	risks associated with the hedging of commodity prices;

•	our dependence on third party transportation facilities;

•	concentration risk in the market for the oil we produce in Alaska;

•	the impact of natural disasters on our Cook Inlet Basin operations;

•	adverse effects of the national and global economic downturns on our profitability;

•	the imprecise nature of our reserve estimates;

•	drilling risks;

•	fluctuating oil and gas prices and the impact on our results from operations;

•	the need to discover or acquire new reserves in the future to avoid declines in production;

•	differences between the present value of cash flows from proved reserves and the market value of those reserves;

•	the existence within the industry of risks that may be uninsurable;

•	constraints on production and costs of compliance that may arise from current and future environmental, FERC and other statutes, rules and regulations at the state and federal level;

•	the impact that future legislation could have on access to tax incentives currently enjoyed by Miller;

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•	that no dividends may be paid on our common stock for some time;

•	cashless exercise provisions of outstanding warrants;

•	market overhang related to restricted securities and outstanding options, and warrants;

•	the impact of non-cash gains and losses from derivative accounting on future financial results; and

•	risks to non-affiliate shareholders arising from the substantial ownership positions of affiliates.

These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus supplement and accompanying prospectus. Any forward-looking statement in this prospectus supplement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, industry and future growth. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Discussions containing these forward-looking statements are also contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q for the quarters ended since our most recent Annual Report, our Current Reports on Form 8-K, as well as any amendments we make to those filings with the SEC.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus supplement and accompanying prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus supplement and accompanying prospectus carefully, including the section entitled “Risk Factors” and the documents that we incorporate by reference into this prospectus supplement and accompanying prospectus, before making an investment decision.

Business of Miller Energy Resources, Inc.

We are an independent exploration and production company that utilizes seismic data and other technologies for geophysical exploration and development of oil and gas wells in the Appalachian region of East Tennessee and in south central Alaska. During fiscal 2012, we continued to develop our oil and gas operations which we acquired from Pacific Energy Resources in December 2009 through a bankruptcy proceeding, including onshore and offshore production and processing facilities, the offshore Osprey platform, and approximately 700,000 lease or exploration license acres of land, along with hundreds of miles of 2-D and 3-D geologic seismic data, miscellaneous roads, pads, pipelines and facilities. Our mission is to grow a profitable exploration and production company for the long-term benefit of our shareholders by focusing on the development of our reserves, continued expansion of our oil and natural gas properties and increase in our production and related cash flow. We intend to accomplish these objectives through the execution of the following core strategies:

•	Develop Acquired Acreage. We intend to focus on organically growing production through drilling for our own benefit on existing leases and acreage in the exploration licenses with a view towards retaining the majority of working interest in the new wells. This strategy will allow us to maintain operational control, which we believe will translate to long-term benefits.

•	Increase Production. We plan on increasing oil and gas production through the maintenance, repair and optimization of wells located in Alaska and development of wells in the Appalachian region of East Tennessee. We expect to employ the latest available technologies to explore and develop our properties.

•	Expand Our Revenue Stream. We intend to exploit fully our mid-stream facilities, our ability to engage in the commercial disposal of waste generated by oil and gas operations and our capacity to process third party fluids and natural gas. We also intend to offer excess electrical power to net users in south central Alaska.

•	Pursue Strategic Acquisitions. We have significantly increased our oil and gas properties through strategic low-cost/high-value acquisitions. We plan to continue to seek opportunities that meet our criteria for risk, reward, rate of return, and growth potential. We plan to leverage our management team’s expertise to pursue value-creating acquisitions when the opportunities arise, subject to the availability of sufficient capital.

Our principal executive offices are located at 9721 Cogdill Road, Suite 302, Knoxville, TN 37932, and our telephone number is (865) 223-6575. Our fiscal year end is April 30. We maintain a corporate web site at www.millerenergyresources.com. The information which appears on this web site is not part of this prospectus supplement and accompanying prospectus.

S-1

THE OFFERING

We are selling all of the shares of the Series C Preferred Stock offered by this prospectus supplement and accompanying prospectus. For a description of the Series C Preferred Stock, please see the sections entitled “Description of the Series C Preferred Stock” in this prospectus supplement and “Description of Capital Stock— Preferred Stock” in the accompanying prospectus.

Issuer	Miller Energy Resources, Inc.

Offered	shares of 10.75% Series C Cumulative Redeemable Preferred Stock. We are also registering shares of our common stock underlying the Series C Preferred Stock and issuable upon conversion.

Offering Price	$ per share of Series C Preferred Stock.

Dividends

Holders of the Series C Preferred Stock will be entitled to receive cumulative cash dividends at a rate of 10.75% per annum of the $25.00 per share liquidation preference (equivalent to $2.6875 per annum per share) when, as and if declared by our board of directors.

Dividends will be payable quarterly on the 1st day of each December, March, June and September, provided that if any dividend payment date is not a business day, then the dividend which would have been payable on that dividend payment date will be paid on the next succeeding business day. Dividends will accrue and be cumulative from, and including, the date as of which dividends were last payable in full, which was on December 1, 2012. The next scheduled dividend will be payable on March 1, 2013, in the amount of $0.671875 per share, which will be paid to the persons who are the holders of record of the Series C Preferred Stock at the close of business on the corresponding record date, which will be February 15, 2013. For the definition of “dividend payment date” please see the section entitled “Description of Series C Preferred Stock—Dividends.”

Pursuant to an agreement with our lender, a portion of the proceeds of this offering in an amount equal to the dividend payments on the Series C Preferred Stock that will be payable on or before the dividend date occurring in September, 2013, will be placed in a separate account of the company. Our lender will have a lien on and control over this account.

No Maturity	The Series C Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series C Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them as described below under “—Redemption—Optional Redemption or —Special Optional Redemption” or “—Conversion Rights; Market Trigger; Conversion and Redemption” or they become convertible and are converted as described below under “—Conversion Rights.” We are not required to set aside funds to redeem the Series C Preferred Stock.

Optional Redemption	The Series C Preferred Stock is not redeemable until November 1, 2017, except as described below under “—Special Optional Redemption” and under “—Conversion Rights; Market Trigger; Conversion and Redemption.” On and after November 1, 2017 we may, at our option, redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date fixed for redemption. See “Description of Series C Preferred Stock— Redemption—Optional Redemption.”

Special Optional Redemption

Upon the occurrence of a Change of Control, provided no Limiting Document (as defined herein) may prohibit it, we may, at our option, redeem the Series C Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date (as defined herein), we have provided notice of our election to redeem some or all of the shares of Series C Preferred Stock (whether pursuant to our optional redemption right described above or this special optional redemption right), the holders of Series C Preferred Stock will not have the Change of Control Conversion Right described below under “—Conversion Rights” with respect to the shares of Series C Preferred Stock called for redemption. Please see the section entitled “Description of the Series C Preferred Stock—Redemption—Special Optional Redemption” in this prospectus supplement. Notwithstanding the foregoing, holders shall always have the right, up to any applicable redemption date, to convert the Series C Preferred Stock into our common stock at a conversion price of $10.00 per share, as such conversion price may be adjusted.

A “Change of Control” is deemed to occur when, after the original issuance of the Series C Preferred Stock, the following have occurred and are continuing:

S-2

•      the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•      following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American depositary receipts representing such securities) listed on a National Exchange. For the definition of “National Exchange” please see the section entitled “Description of Series C Preferred Stock—Dividends.”

Market Trigger Conversion and Redemption

At any time, we, at our option, may cause the Series C Preferred Stock to be converted in whole or in part, on a pro rata basis, into fully paid and nonassessable shares of common stock at the Conversion Price (defined below) if the Closing Bid Price (as defined hereafter) of the Common Stock shall have equaled or exceeded 150% of the Conversion Price for at least 20 trading days in any 30 consecutive trading day period ending three days prior to the date of notice of conversion (such event, the “Market Trigger”). Any shares of Series C Preferred Stock so converted shall be treated as having been surrendered by the holder thereof for conversion on the date of such mandatory conversion (unless previously converted at the option of the holder).

We may, at our option, redeem the Series C Preferred Stock for cash equal to $25.00 per share plus accrued and unpaid dividends, if the Market Trigger has occurred in the period ending three days prior to the date of notice of redemption (unless previously converted at the option of the holder). See “Description of Series C Preferred Stock — Conversion Rights; Market Trigger Conversion and Redemption.”

Conversion Rights

Each outstanding share of Series C Preferred Stock shall be convertible at any time at the option of the holder into that number of whole shares of our common stock as is equal to $25.00 per share, plus accrued and unpaid dividends, divided by an initial conversion price of $10.00. The initial conversion price and the conversion price as adjusted are referred to as the “Conversion Price.” A share of Series C Preferred Stock called for redemption shall be convertible into shares of our common stock up to and including, but not after, the close of business on the date fixed for redemption unless we default in the payment of the amount payable upon redemption.

Upon the occurrence of a Change of Control, in addition to the conversion right noted in the above paragraph, each holder of Series C Preferred Stock will have the right subject to our election to redeem the Series C Preferred Stock in whole or part, as described above under “—Optional Redemption” or “—Special Optional Redemption,” prior to the Change of Control Conversion Date to convert some or all of the Series C Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per share of Series C Preferred Stock equal to the lesser of:

•      the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series C Preferred Stock plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date (as defined herein) and prior to the corresponding dividend payment date (as defined herein) for the Series C Preferred Stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price (as defined herein); and

•      9.51 (the “Share Cap”), subject to adjustments to the Share Cap for any splits, subdivisions or combinations of our common stock;

in each case, on the terms and subject to the conditions described in this prospectus supplement, including provisions for the receipt, under specified circumstances, of alternative consideration as described in this prospectus supplement.

For definitions of “Change of Control Conversion Right,” “Change of Control Conversion Date” and “Common Stock Price” and a description of certain adjustments and provisions for the receipt of alternative consideration that may be applicable to the conversion of Series C Preferred Stock in the event of a Change of Control, and for other important information, please see the section entitled “Description of the Series C Preferred Stock—Conversion Rights.” For definitions of “dividend payment date” and “dividend record date,” please see the section entitled “Description of the Series C Preferred Stock—Dividends.”

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Liquidation Preference	If we liquidate, dissolve or wind up, holders of the Series C Preferred Stock will have the right to receive $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, before any payment is made to the holders of our common stock. Please see the section entitled “Description of the Series C Preferred Stock—Liquidation Preference.”

Ranking	The Series C Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, (A) senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (B) and (C); (B) junior to our Series B Redeemable Preferred Stock, or Series B Preferred Stock, and junior to all equity securities issued by us which do not have dividend rights and with terms specifically providing that those equity securities rank senior to the Series C Preferred Stock with respect to rights to the distribution of assets upon our liquidation, dissolution or winding up; (C) on parity with all other equity securities issued by us with terms specifically providing that those equity securities rank on parity with the Series C Preferred Stock with respect to rights to the distribution of our assets upon liquidation, dissolution or winding up and (D) effectively junior to all of our existing and future indebtedness and to the indebtedness of our existing subsidiaries and any future subsidiaries. Please see the section entitled “Description of the Series C Preferred Stock— Ranking.”

Voting Rights	Holders of Series C Preferred Stock will generally have no voting rights. However, if we do not pay dividends on the Series C Preferred Stock for four or more quarterly dividend periods (whether or not consecutive), the holders of the Series C Preferred Stock (voting separately as a class with the holders of all other classes or series of our equity securities we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series C Preferred Stock in the election referred to below) will be entitled to vote for the election of two additional directors to serve on our board of directors until we pay, or declare and set aside funds for the payment of, all dividends that we owe on the Series C Preferred Stock, subject to certain limitations described in the section entitled “Description of the Series C Preferred Stock—Voting Rights.” In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock is required for us to authorize or issue any class or series of stock ranking senior to the Series C Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up, to amend any provision of our amended and restated charter, as amended, so as to materially and adversely affect any rights of the Series C Preferred Stock or to take certain other actions. Please see the section entitled “Description of the Series C Preferred Stock—Voting Rights.

Information Rights	During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series C Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series C Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series C Preferred Stock, subject to certain exceptions described in this prospectus supplement. We will use our best efforts to mail (or otherwise provide) the information to the holders of the Series C Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” as such term is understood in the context of the Exchange Act.

Listing	Our common stock and our Series C Preferred Stock each trade on the NYSE under the symbol “MILL” and “MILLprC,” respectively.

Use of proceeds	We plan to use the net proceeds from this offering for general corporate purposes. Please see the section entitled “Use of Proceeds” in this prospectus supplement.

Risk Factors	Investing in our preferred stock involves risks. You should carefully consider the risks described under “Risk Factors” in this prospectus supplement and accompanying prospectus, in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in our common stock.

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Material U.S. Federal Income Tax Considerations	For a discussion of the material federal income tax consequences of purchasing, owning and disposing of the Series C Preferred Stock and any common stock received upon conversion of the Series C Preferred Stock, please see the section entitled “Material Federal Income Tax Considerations.” You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the Series C Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Book-Entry and Form	The Series C Preferred Stock will be represented by one or more global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, Cede & Co., the nominee of The Depository Trust Company, or “DTC”.

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RISK FACTORS

Investing in our securities involves risks. Our business, financial condition, operating results and cash flows can be impacted by a number of factors, any of which could cause our results to vary materially from recent results or from our anticipated future results. See the risk factors described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2012, as amended, together with any material changes thereto contained in subsequent filed Quarterly Reports on Form 10-Q, and those contained in our other filings with the SEC, which are incorporated by reference in this prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

In preparing our consolidated financial statements for the fiscal years 2011 and 2012, we and our independent public accounting firms identified material weaknesses and significant deficiencies in our internal control over financial reporting. If we fail to achieve or maintain an effective internal control system over financial reporting, we may be unable to accurately and timely report our financial results or prevent fraud, and investor confidence and the market price of our shares may, therefore, be adversely impacted.

In the course of the preparation and audit of our consolidated financial statements for the fiscal years 2011 and 2012, we and our independent registered public accounting firms identified a number of deficiencies in our internal control over financial reporting, including “material weaknesses” and “significant deficiencies” as defined in the standards established by the U.S. Public Company Accounting Oversight Board Standard. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis, and a significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, but important enough to merit attention by those responsible for oversight of the company’s financial reporting.

The material weaknesses identified for the fiscal years 2011 and 2012 during the course of the audit completed in April 2012 related to a lack of human resources in our accounting and finance departments.

The Series C Preferred Stock ranks junior to our Series B Preferred Stock and to all of our indebtedness and other liabilities and is effectively junior to all indebtedness and other liabilities of our subsidiaries.

In the event of our bankruptcy, liquidation, dissolution or winding-up of our affairs, our assets will be available to pay obligations on the Series C Preferred Stock only after all of our indebtedness and other liabilities have been paid. The rights of holders of the Series C Preferred Stock to participate in the distribution of our assets will rank junior to the prior claims of our current and future creditors, to our Series B Preferred Stock and any future series or class of preferred stock we may issue that ranks senior to the Series C Preferred Stock. As of the date hereof, 25,750 shares of Series B Preferred Stock, having a liquidation value of $2,575,000, are outstanding. In addition, the Series C Preferred Stock effectively ranks junior to all existing and future indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing subsidiaries and any future subsidiaries. Our existing subsidiaries are and any future subsidiaries would be separate legal entities and have no legal obligation to pay any amounts to us in respect of dividends due on the Series C Preferred Stock. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets to pay amounts due on any or all of the Series C Preferred Stock then outstanding. We and our subsidiaries have incurred and may in the future incur substantial amounts of debt and other obligations that will rank senior to the Series C Preferred Stock. At October 31, 2012, we had approximately $42.2 million of indebtedness, on a consolidated basis (including obligations arising under our Series B Preferred Stock), ranking senior to the Series C Preferred Stock. Our Loan Agreement dated June 29, 2012 among us as borrower, Apollo Investment Corporation, as administrative agent, and the lenders party thereto from time to time, as the same may be amended from time to time (the “Apollo Loan Agreement”), prohibits payments of dividends on the Series C Preferred Stock if we fail to comply with certain financial covenants or, at certain times, if a default or event of default has occurred. Certain of our other existing or future debt instruments may restrict the authorization, payment or setting apart of dividends on the Series C Preferred Stock.

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Future offerings of debt or senior equity securities may adversely affect the market price of the Series C Preferred Stock. If we decide to issue debt or senior equity securities in the future, it is possible that these securities will be governed by an indenture or other instruments containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Series C Preferred Stock and may result in dilution to owners of the Series C Preferred Stock. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. The holders of the Series C Preferred Stock will bear the risk of our future offerings, reducing the market price of the Series C Preferred Stock and diluting the value of their holdings in us.

We may not be able to pay dividends on the Series C Preferred Stock.

Under Tennessee law, cash dividends on capital stock may be paid from net earnings and only if (1) we would still be able to pay our debts as they become due in the usual course of business after giving effect to the dividend payment, and (2) our total assets are not less than the sum of our total liabilities plus the amount that would be needed if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution. Our ability to pay cash dividends on the Series C Preferred Stock will require us to be profitable and to have positive net assets (total assets less total liabilities) over our capital. Further, notwithstanding these factors, we may not have sufficient cash to pay dividends on the Series C Preferred Stock. Our ability to pay dividends may be impaired if any of the risks described in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and in the accompanying prospectus, were to occur. In addition, payment of our dividends depends upon our financial condition and other factors as our board of directors may deem relevant from time to time. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to make distributions on our common stock and preferred stock, including the Series C Preferred Stock offered by this prospectus supplement and accompanying prospectus, to pay our indebtedness or to fund our other liquidity needs.

The Series C Preferred Stock has not been rated.

We have not sought to obtain a rating for the Series C Preferred Stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of the Series C Preferred Stock. In addition, we may elect in the future to obtain a rating for the Series C Preferred Stock, which could adversely affect the market price of the Series C Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on a watch list or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision, placing on a watch list or withdrawal of a rating could have an adverse effect on the market price of the Series C Preferred Stock.

You may not be able to exercise conversion rights upon a Change of Control, and, if exercisable, these conversion rights may not adequately compensate you.

Upon the occurrence of a Change of Control, each holder of the Series C Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series C Preferred Stock held by such holder as described under “Description of Series C Preferred Stock—Redemption—Optional Redemption” or “—Special Optional Redemption,” in which case such holder will have the right only with respect to shares of Series C Preferred Stock that are not called for redemption) to convert some or all of such holder’s Series C Preferred Stock into our shares of common stock (or under specified circumstances involving certain alternative consideration).

Although we generally may not redeem the Series C Preferred Stock prior to November 1, 2017, we have a special optional redemption right to redeem the Series C Preferred Stock in the event of a Change of Control, and holders of the Series C Preferred Stock will not have the right to convert any shares that we have elected to redeem prior to the Change of Control Conversion Date. Please see the sections entitled “Description of the Series C Preferred Stock— Redemption—Special Optional Redemption” and “Description of the Series C Preferred Stock—Conversion Rights.”

If we do not elect to redeem the Series C Preferred Stock prior to the Change of Control Conversion Date, then upon an exercise of the conversion rights provided for in this prospectus supplement, the holders of Series C Preferred Stock will be limited to a maximum number of shares of our common stock (or, if applicable, the Alternative Conversion Consideration (as defined herein)) equal to the Share Cap (as defined herein) multiplied by the number of shares of Series C Preferred Stock converted.

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Change of control conversion rights may make it more difficult for a party to acquire us or discourage a party from acquiring us.

The Change of Control conversion feature of the Series C Preferred Stock may have the effect of discouraging a third party from making an acquisition proposal for us or of delaying, deferring or preventing certain of our change of control transactions under circumstances that otherwise could provide the holders of our common stock and Series C Preferred Stock with the opportunity to realize a premium over the then-current market price of such stock or that shareholders may otherwise believe is in their best interests.

The market price of the Series C Preferred Stock could be substantially affected by various factors.

The market price of the Series C Preferred Stock will depend on many factors, which may change from time to time, including:

•	prevailing interest rates, increases in which may have an adverse effect on the market price of the Series C Preferred Stock;

•	trading prices of common and preferred equity securities issued by other energy companies;

•	the annual yield from distributions on the Series C Preferred Stock as compared to yields on other financial instruments;

•	general economic and financial market conditions;

•	government action or regulation;

•	the financial condition, performance and prospects of us and our competitors;

•	changes in financial estimates or recommendations by securities analysts with respect to us, or competitors in our industry;

•	our issuance of additional preferred equity or debt securities; and

•	actual or anticipated variations in quarterly operating results of us and our competitors.

As a result of these and other factors, investors who purchase the Series C Preferred Stock in this offering may experience a decrease, which could be substantial and rapid, in the market price of the Series C Preferred Stock, including decreases unrelated to our operating performance or prospects.

We may issue additional shares of Series C Preferred Stock and additional series of preferred stock that rank on parity with the Series C Preferred Stock as to dividend rights, rights upon liquidation or voting rights.

We are allowed to issue additional shares of Series C Preferred Stock and additional series of preferred stock that would rank equally to the Series C Preferred Stock as to dividend payments and rights upon our liquidation, dissolution or winding up of our affairs pursuant to our amended and restated charter, as amended, and the articles of amendment for the Series C Preferred Stock without any vote of the holders of the Series C Preferred Stock. The issuance of additional shares of Series C Preferred Stock and preferred stock that would rank on parity with the Series C Preferred Stock could have the effect of reducing the amounts available to the Series C Preferred Stock issued in this offering upon our liquidation or dissolution or the winding up of our affairs. It also may reduce dividend payments on the Series C Preferred Stock issued in this offering if we do not have sufficient funds to pay dividends on all Series C Preferred Stock outstanding and other classes of stock with equal priority with respect to dividends.

In addition, although holders of Series C Preferred Stock are entitled to limited voting rights, as described in “Description of the Series C Preferred Stock—Voting Rights,” with respect to such matters, the Series C Preferred Stock will vote separately as a class along with the holders of all other classes or series of our equity securities we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series C Preferred Stock. As a result, the voting rights of holders of Series C Preferred Stock may be significantly diluted, and the holders of such other series of preferred stock that we may issue may be able to control or significantly influence the outcome of any vote.

Future issuances and sales of preferred stock ranking on parity with the Series C Preferred Stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Series C Preferred Stock and our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

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As a holder of Series C Preferred Stock, you will have extremely limited voting rights.

Your voting rights as a holder of Series C Preferred Stock will be limited. Our shares of common stock are the only class of our securities that carry full voting rights. Voting rights for holders of Series C Preferred Stock exist primarily with respect to the ability to elect, voting together with the holders of any other classes or series of our equity securities we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series C Preferred Stock, two additional directors to our board of directors, subject to limitations described in the section entitled “Description of the Series C Preferred Stock—Voting Rights,” in the event that four quarterly dividends (whether or not consecutive) payable on the Series C Preferred Stock are in arrears, and with respect to voting on amendments to our amended and restated charter, as amended, or articles of amendment relating to the Series C Preferred Stock that materially and adversely affect the rights of the holders of Series C Preferred Stock or authorize, increase or create additional classes or series of our shares that are senior to the Series C Preferred Stock. Other than the limited circumstances described in this prospectus supplement, holders of Series C Preferred Stock will not have any voting rights. Please see the section entitled “Description of the Series C Preferred Stock— Voting Rights.”

Disruptions in the financial markets could affect our ability to obtain financing on reasonable terms and have other adverse effects on us and the market price of the Series C Preferred Stock.

Over the last several years, the United States stock and credit markets have experienced significant price volatility, dislocations and liquidity disruptions, which have caused market prices of many stocks and debt securities to fluctuate substantially and the spreads on prospective debt financings to widen considerably. More recently, the financial crisis in Europe (which relates primarily to concerns that certain European countries may be unable to pay their national debt) has had a similar, although less pronounced, effect. These circumstances have materially impacted liquidity in the financial markets, making terms for certain financings less attractive and in certain cases have resulted in the unavailability of certain types of financing. Unrest in certain Middle Eastern countries and the resultant increase in petroleum prices have added to the uncertainty in the capital markets. Such uncertainty will lead to continued volatility in the stock and credit markets and may negatively impact our ability to access additional financing at reasonable terms. A prolonged downturn in the stock or credit markets may cause us to seek alternative sources of potentially less attractive financing. These types of events in the stock and credit markets may make it more difficult or costly for us to raise capital through the issuance of our common stock, preferred stock or debt securities. These disruptions may have a material adverse effect on the market value of our common stock and preferred stock, including the Series C Preferred Stock offered pursuant to this prospectus supplement and accompanying prospectus, the return we receive on our investments, as well as other unknown adverse effects on us or the economy in general.

The Series C Preferred Stock is a relatively new issue of securities and has only a limited trading market, which may negatively affect its value and your ability to transfer and sell your shares.

The Series C Preferred Stock is a relatively new issue of securities with only a limited trading market. The volume of trades of shares of the Series C Preferred Stock on the NYSE is often low, and an active trading market on the NYSE for the Series C Preferred Stock may not be maintained in the future and may not provide you with adequate liquidity. The liquidity of any market for the Series C Preferred Stock that may exist now or in the future will depend on a number of factors, including prevailing interest rates, the dividend rate on our common stock, our financial condition and operating results, the number of holders of the Series C Preferred Stock, the market for similar securities and the interest of securities dealers in making a market in the Series C Preferred Stock. As a result, the ability to transfer or sell the Series C Preferred Stock and could be adversely affected.

If the Series C Preferred Stock or our common stock is delisted, your ability to transfer or sell your shares of the Series C Preferred Stock may be limited, and the market value of the Series C Preferred Stock will likely be materially adversely affected.

Other than in connection with a Change of Control, the Series C Preferred Stock does not contain provisions that are intended to protect you if our common stock is delisted from the NYSE. Since the Series C Preferred Stock has no stated maturity date, you may be forced to hold your shares of the Series C Preferred Stock and receive stated dividends on the Series C Preferred Stock when, as and if authorized by our board of directors and paid by us with no assurance as to ever receiving the liquidation value thereof. In addition, if our common stock is delisted from the NYSE, it is likely that the Series C Preferred Stock will be delisted from the NYSE as well. Accordingly, if the Series C Preferred Stock or our common stock is delisted from the NYSE, your ability to transfer or sell your shares of the Series C Preferred Stock may be limited and the market value of the Series C Preferred Stock will likely be materially adversely affected.

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We will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and we may not invest the proceeds successfully.

We intend to use the net proceeds, if any, from this offering for general corporate purposes. Accordingly, we will have broad discretion as to the use of the net proceeds from any offering by us and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our Company.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference here in.

	Year Ended April 30,
	2012	2011	2010	2009	2008
(Unaudited, in thousands except ratios)
Pretax income	$(29,696)	$(10,161)	$435,618	$8,357	$(2,436)
Fixed charges:
Interest expense, net of capitalized interest	724	989	898	212	368
Interest capitalized	3,700	—	—	—	—
Amortization of debt costs	1,123	491	—	—	—
Total fixed charges	5,547	1,480	898	212	368
Earnings	$(24,149)	$(8,681)	$436,516	$8,569	$(2,068)
Ratio of earnings to fixed charges	(4.4)	(5.9)	486.1	40.4	(5.6)

Because our preferred stock outstanding during fiscal 2012 did not have required dividends, the ratio of earnings to combined fixed charges and preferred dividends is identical to the ratio of earnings to fixed charges for fiscal 2012 and is not disclosed separately. No preferred stock was outstanding for any of the other periods presented.

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CAPITALIZATION

The following table sets forth our capitalization as of October 31, 2012, on a historical basis.

At October 31, 2012
(in thousands)
(unaudited)

Cash and cash equivalents	$4,343

Total debt (including current portion)	$42,216

Mezzanine Equity	$14,458

Shareholders’ Equity:

Common stock, $.0001 par value, 500,000,000 authorized shares, 43,361,694 issued and outstanding	4
Additional paid-in capital	82,441
Retained earnings	220,109

Total stockholders’ equity	302,554

Total capitalization	$359,228

The number of shares of common stock outstanding used for existing stockholders is based on 43,361,694 shares of our common stock outstanding as of October 31, 2012 and excludes: (i) 14,490,847 shares of common stock issuable upon exercise of stock options and warrants outstanding and having a weighted-average exercise price of approximately $4.63 per share; (ii) 541,030 shares of restricted stock that are not vested. The foregoing also excludes 99,276 shares of Series C Preferred Stock issued subsequent to October 31, 2012 through February 8, 2013.

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USE OF PROCEEDS

We plan to use the net proceeds from this offering for general corporate purposes.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on the NYSE under the symbol “MILL.” From May 6, 2010 to April 11, 2011 our common stock was listed on the NASDAQ Global Market. Previously, our common stock was quoted on the OTC Bulletin Board and in the over the counter market on the Pink Sheets. The table below provides certain information regarding our common stock for the periods indicated. Prices were obtained from NYSE Composite Transactions Reporting System. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions. Per-share prices shown below have been rounded to the indicated decimal place.

	High	Low
Fiscal 2011
First quarter	$7.48	$4.40
Second quarter	$6.31	$4.05
Third quarter	$5.69	$4.20
Fourth quarter	$6.11	$4.80

Fiscal 2012
First quarter	$8.02	$4.41
Second quarter	$3.95	$2.16
Third quarter	$4.04	$2.63
Fourth quarter	$5.47	$3.90

Fiscal 2013
First quarter	$5.29	$3.75
Second quarter	$5.26	$3.79
Third quarter	$5.01	$3.38

The closing price of our common stock, as reported on the NYSE for February 8, 2013, was $3.98 per share. As of January 31, 2013, there were approximately 347 shareholders of record.

Dividends

We have never paid cash dividends on our common stock and we do not anticipate that we will declare or pay dividends on our common stock in the foreseeable future. Payment of dividends, if any, is within the sole discretion of our board of directors and will depend, among other factors, upon our earnings, capital requirements and our operating and financial condition. In addition under Tennessee law, we may not pay a dividend if, after giving effect, we would be unable to pay our debts as they become due in the usual course of business or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed if we were to be dissolved at the time of the payment of the dividend to satisfy the preferential rights upon dissolution of shareholders whose preferential rights were superior to those receiving the dividend. In addition, the Apollo Loan Agreement (defined herein) does not permit us to pay dividends on our common stock and prohibits payments of dividends on the Series C Preferred Stock if we fail to comply with certain financial covenants or, at certain times, if a default or event of default has occurred.

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DESCRIPTION OF THE SERIES C PREFERRED STOCK

This description of certain terms of the Series C Preferred Stock supplements, and, to the extent inconsistent therewith, replaces, the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus, to which description we hereby refer. The description of certain terms of the Series C Preferred Stock in this prospectus supplement does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to the relevant provisions of our amended and restated charter, as amended (the “Charter”), our bylaws and Tennessee law. Copies of our Charter and our bylaws are available from us upon request.

General

Pursuant to our Charter, we are currently authorized to designate and issue up to 100,000,000 shares of preferred stock, par value $0.0001 per share, in one or more classes or series and, subject to the limitations prescribed by our Charter and Tennessee law, with such rights, preferences, privileges and restrictions of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series as our board of directors may determine, without any vote or action by our shareholders. As of the date of this prospectus supplement, we have 25,750 shares of our Series B Preferred Stock issued and outstanding. As of February 8, 2013, we have 784,276 shares of our Series C Preferred Stock issued and outstanding, and our board of directors has authorized the issuance of up to 3,250,000 shares of our Series C Preferred Stock in total. Our board of directors may, without the approval of holders of the Series C Preferred Stock or our common stock, designate additional series of authorized preferred stock ranking junior to or on parity with the Series C Preferred Stock or designate additional shares of the Series C Preferred Stock and authorize the issuance of such shares.

The Series C Preferred Stock is currently listed on the NYSE under the symbol “MILLprC.” We have applied for listing of the shares being sold in this offering with the NYSE. The shares being sold in this offering will have the same CUSIP number as the currently outstanding shares of Series C Preferred Stock and, subject to approval by the NYSE and official notice of issuance, will trade interchangeably with the currently outstanding shares of Series C Preferred Stock.

The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Series C Preferred Stock will be Interwest Transfer Company, Inc. The principal business address for Interwest Transfer Company, Inc. is 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84115. The articles of amendment designating the Series C Preferred Stock will provide that we will maintain an office or agency where shares of Series C Preferred Stock may be surrendered for payment (including redemption), registration of transfer or exchange.

Maturity

The Series C Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series C Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them as described below under “—Redemption— Optional Redemption or —Special Optional Redemption” or “—Conversion Rights; Market Trigger; Conversion and Redemption” or they become convertible and are converted as described below under “—Conversion Rights.” We are not required to set aside funds to redeem the Series C Preferred Stock.

Ranking

The Series C Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

(A) senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (B) and (C) below;

(B) junior to the Series B Preferred Stock and all equity securities we issue which do not have dividend rights and which have terms specifically providing that those equity securities rank senior to the Series C Preferred Stock with respect to rights to the distribution of our assets upon liquidation, dissolution or winding up (please see the section entitled “—Voting Rights” below);

(C) on parity with all other equity securities issued by us with terms specifically providing that those equity securities rank on parity with the Series C Preferred Stock with respect to rights to the distribution of our assets upon liquidation, dissolution or winding up; and

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(D) effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our common stock or preferred stock) and to the indebtedness of our existing subsidiaries and any future subsidiaries.

Dividends

Holders of shares of the Series C Preferred Stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 10.75% of the $25.00 per share liquidation preference per annum (equivalent to $2.6875 per annum per share). Dividends on the Series C Preferred Stock shall accrue daily and be cumulative from, and including, the date of original issue and shall be payable quarterly on the 1st day of each December, March, June and September (each, a “dividend payment date”); provided that if any dividend payment date is not a business day (as defined below), then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. The next dividend on the Series C Preferred Stock is scheduled to be paid on March 1, 2013, in the amount of $0.671875 per share, and that dividend will be paid to the persons who are the holders of record of the Series C Preferred Stock at the close of business on the corresponding record date, which will be February 15, 2013. Any dividend payable on the Series C Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records for the Series C Preferred Stock at the close of business on the applicable record date, which shall be, whether or not a business day, the 15th day of the calendar month preceding the next applicable dividend payment date (each, a “dividend record date”).

No dividends on shares of Series C Preferred Stock shall be authorized by our board of directors or paid or set apart for payment by us at any time when the payment thereof would be unlawful under the laws of the State of Tennessee, or when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness (including but not limited to, the Apollo Loan Agreement), securities and other agreements (collectively, the “Limiting Documents”), prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the Limiting Documents or a default under the Limiting Documents, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law. You should review the information appearing above under “Risk Factors—We may not be able to pay dividends on the Series C Preferred Stock” for information as to, among other things, other circumstances under which we may be unable to pay dividends on the Series C Preferred Stock.

Notwithstanding the foregoing, dividends on the Series C Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears, and holders of the Series C Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series C Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

Future distributions on our common stock and preferred stock, including the Series C Preferred Stock offered pursuant to this prospectus supplement, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on our preferred stock or what the actual distributions will be for any future period.

Unless full cumulative dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of common stock or in shares of any series of preferred stock that we may issue ranking junior to the Series C Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment upon shares of our common stock or preferred stock that we may issue ranking junior to or on parity with the Series C Preferred Stock as to dividends or upon liquidation. Nor shall any other distribution be declared or made upon shares of our common stock or preferred stock that we may issue ranking junior to or on parity with the Series C Preferred Stock as to dividends or upon liquidation. In addition, any shares of our common stock or preferred stock that we may issue ranking junior to or on parity with the Series C Preferred Stock as to dividends or upon liquidation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by us (except as mandatorily required by the terms of such equity security or by conversion into or exchange for our other capital stock that we may issue ranking junior to the Series C Preferred Stock as to dividends and upon liquidation).

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When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and the shares of any other series of preferred stock that we may issue ranking on parity as to dividends with the Series C Preferred Stock, all dividends declared upon the Series C Preferred Stock and any other series of preferred stock ranking on parity that we may issue as to dividends with the Series C Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and such other series of preferred stock that we may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Stock and such other series of preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears.

Whenever (I) a Delisting Event (as defined hereafter) has occurred or (II) dividends on any shares of Series C Preferred Stock are in arrears for four or more quarterly dividend periods, whether or not consecutive (the events in clauses (I) and (II) each being a “Penalty Event”), the dividend rate specified shall be increased to the rate of 12.75% of the $25.00 per share stated liquidation preference per annum (equivalent to $3.1875 per annum per share) (the “Penalty Rate”). For purposes hereof a “Delisting Event” shall have occurred if, after October 31, 2012 the Series C Preferred Stock is not listed for trading on the NYSE, the NYSE MKT LLC (“NYSE MKT”) or NASDAQ Stock Market, Inc. (“NASDAQ”) or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ (each a “National Exchange”). This Penalty Rate shall remain in effect until (x) shares of the Series C Preferred Stock are listed for trading on a National Exchange and (y) all accrued but unpaid dividends on the Series C Preferred Stock have been paid in full and the Company shall have paid all dividends due on the Series C Preferred Stock for the two most recently ended quarterly dividend payment periods, at which time the dividend rate shall revert to the rate of 10.75% of the $25.00 per share stated liquidation preference per annum otherwise specified for the next occurring dividend payment period (unless a new Penalty Event shall have occurred prior to and shall be continuing at the start of, such next occurring dividend payment period) .

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York or Knoxville, Tennessee are authorized or required by law, regulation or executive order to close.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series C Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our shareholders, subject to the preferential rights of the holders of the Series B Preferred Stock and of any class or series of our equity securities we may issue ranking senior to the Series C Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our stock we may issue that ranks junior to the Series C Preferred Stock as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series C Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our equity securities that we may issue ranking on parity with the Series C Preferred Stock in the distribution of assets, then the holders of the Series C Preferred Stock and all other such classes or series of equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of Series C Preferred Stock will be entitled to written notice of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption and contingent conversion rights described below).

Redemption

The Series C Preferred Stock is not redeemable prior to November 1, 2017 except as described below under “—Special Optional Redemption” and under “Conversion Rights; Market Trigger Conversion and Redemption.” In addition, no redemption shall occur under any circumstances if any term or condition contained in any Limiting Document shall prohibit it or if such redemption shall result in a default thereunder.

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Optional Redemption. On and after November 1, 2017, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If we elect to redeem any shares of Series C Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

Special Optional Redemption. Upon the occurrence of a Change of Control, provided no Limiting Document may prohibit it, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series C Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series C Preferred Stock (whether pursuant to our optional redemption right described above under “—Optional Redemption” or this special optional redemption right), the holders of Series C Preferred Stock will not have the Change of Control Conversion Right (as defined below) described below under “—Conversion Rights” with respect to the shares called for redemption. Notwithstanding the foregoing, holders shall always have the right, up to any applicable redemption date, to convert the Series C Preferred Stock into our common stock in accordance with the General Conversion Right (as defined below). If we elect to redeem any shares of the Series C Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

A “Change of Control” is deemed to occur when, after the original issuance of the Series C Preferred Stock, the following have occurred and are continuing:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•	following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American depositary receipts representing such securities) listed on a National Exchange.

Redemption Procedures. In the event we elect to redeem Series C Preferred Stock, the notice of redemption will be mailed to each holder of record of Series C Preferred Stock called for redemption at such holder’s address as it appear on our stock transfer records, not less than 30 nor more than 60 days’ prior to the redemption date, and will state the following:

•	the redemption date;

•	the number of shares of Series C Preferred Stock to be redeemed;

•	the redemption price;

•	the place or places where certificates (if any) for the Series C Preferred Stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accumulate on the redemption date;

•	whether such redemption is being made pursuant to the provisions described above under “—Optional Redemption” or “—Special Optional Redemption”

•	if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and

•	if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series C Preferred Stock being so called for redemption will not be able to exercise the Change of Control Conversion Right (as defined below) with respect to such shares of Series C Preferred Stock (although such holders will be able to exercise the General Conversion Right (as defined below) in respect of those shares) and that each share of Series C Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date (as defined below), for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

S-16

If less than all of the shares of Series C Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given.

Holders of Series C Preferred Stock to be redeemed shall surrender the Series C Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Series C Preferred Stock has been given and if we have irrevocably set aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series C Preferred Stock so called for redemption, then from and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series C Preferred Stock, those shares of Series C Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series C Preferred Stock is to be redeemed, the Series C Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine.

Immediately prior to any redemption of Series C Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends through and including the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Series C Preferred Stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series C Preferred Stock to be redeemed.

Unless full cumulative dividends on all shares of Series C Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series C Preferred Stock shall be redeemed unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed, and we shall not purchase or otherwise acquire directly or indirectly any shares of Series C Preferred Stock (except by exchanging it for our capital stock ranking junior to the Series C Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of Series C Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock.

Subject to applicable law, we may purchase shares of Series C Preferred Stock in the open market, by tender or by private agreement. Any shares of Series C Preferred Stock that we acquire may be retired and re-classified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

Conversion Rights; Market Trigger Conversion and Redemption

Each outstanding share of Series C Preferred Stock shall be convertible at any time at the option of the holder into that number of whole shares of our common stock as is equal to $25.00 per share, plus accrued and unpaid dividends, divided by an initial conversion price of $10.00 (the “General Conversion Right”). The initial conversion price and the conversion price as adjusted are referred to as the “Conversion Price”. A share of Series C Preferred Stock called for redemption shall be convertible into shares of our common stock up to and including, but not after, the close of business on the date fixed for redemption unless we default in the payment of the amount payable upon redemption.

To exercise the General Conversion Right, the holder of each share of Series C Preferred Stock to be converted shall surrender the certificate representing such share, if certificated, duly endorsed or assigned to us or in blank, at the office of the transfer agent, together with written notice of the election to convert executed by the holder (the “Conversion Notice”) specifying the number of shares of Series C Preferred Stock to be converted, the name in which the share of the common stock deliverable upon conversion shall be registered, and the address of the named person. If the shares of Series C Preferred Stock are not certificated, the holder must deliver evidence of ownership satisfactory to us and the transfer agent. Unless the shares of common stock deliverable upon conversion are to be issued in the same name as the name in which the shares of Series C Preferred Stock to be converted are registered, the holder must also deliver to the transfer agent an instrument of transfer, in form satisfactory to us, duly executed by the holder or the holder’s duly authorized attorney, together with an amount sufficient to pay any transfer or similar tax in connection with the issuance and delivery of such shares of common stock in such name (or evidence reasonably satisfactory to us demonstrating that such taxes have been paid).

S-17

Upon the occurrence of a Change of Control, each holder of Series C Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series C Preferred Stock held by such holder as described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” in which case such holder will have this right only with respect to shares of Series C Preferred Stock that are not called for redemption) to convert some or all of the Series C Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of Series C Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series C Preferred Stock plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date for the Series C Preferred Stock, in which case no additional amount for accumulated and unpaid dividends will be included in this sum) by (ii) the Common Stock Price, as defined below (such quotient, the “Conversion Rate”); and

•	9.51 (the “Share Cap”), subject to certain adjustments as described below.

Notwithstanding the foregoing, holders shall always have the right, up to any applicable redemption date, to convert the Series C Preferred Stock in accordance with the General Conversion Right.

Notwithstanding anything in our Charter to the contrary and except as otherwise required by law, the persons who are the holders of record of shares of Series C Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the conversion of those shares after such dividend record date and on or prior to such dividend payment date and, in such case, the full amount of such dividend shall be paid on such dividend payment date to the persons who were the holders of record at the close of business on such dividend record date. Except as provided above, we will make no allowance for unpaid dividends that are not in arrears on the shares of Series C Preferred Stock to be converted.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock to existing holders of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed the product of the Share Cap and number of shares of Series C Preferred Stock issued and outstanding on the Change of Control Conversion Date (as defined below).

In the case of a Change of Control pursuant to which our common stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series C Preferred Stock will receive upon conversion of such Series C Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” with the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, being referred to as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of our common stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of our common stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in connection with such Change of Control.

S-18

We will not issue fractional shares of our common stock upon the conversion of the Series C Preferred Stock in connection with a Change of Control. Instead, we will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

Within 15 days following the occurrence of a Change of Control, provided that we have not then exercised our right to redeem all shares of Series C Preferred Stock pursuant to the redemption provisions described above, we will provide to holders of Series C Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date on which the holders of Series C Preferred Stock may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Stock Price;

•	the Change of Control Conversion Date;

•	that if, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem all or any shares of Series C Preferred Stock, holders will not be able to convert the shares of Series C Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series C Preferred Stock;

•	the name and address of the paying agent, transfer agent and conversion agent for the Series C Preferred Stock;

•	the procedures that the holders of Series C Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and

•	the last date on which holders of Series C Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

Under such circumstances, we will also issue a press release containing such notice for publication on either of Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series C Preferred Stock.

To exercise the Change of Control Conversion Right, the holders of Series C Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series C Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series C Preferred Stock held in book-entry form through a Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series C Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by us, duly completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number of shares of Series C Preferred Stock to be converted; and

•	that the Series C Preferred Stock is to be converted pursuant to the applicable provisions of the Series C Preferred Stock.

S-19

The “Change of Control Conversion Date” is the date the Series C Preferred Stock is to be converted, which will be a business day selected by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series C Preferred Stock.

The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our common stock is not then listed for trading on a U.S. securities exchange.

Holders of Series C Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state:

•	the number of withdrawn shares of Series C Preferred Stock;

•	if certificated Series C Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of Series C Preferred Stock; and

•	the number of shares of Series C Preferred Stock, if any, which remain subject to the holder’s conversion notice.

Notwithstanding the foregoing, if any shares of Series C Preferred Stock are held in book-entry form through DTC or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.

Series C Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided notice of our election to redeem some or all of the shares of Series C Preferred Stock, as described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” in which case only the shares of Series C Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If we elect to redeem shares of Series C Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series C Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price described above under “—Redemption—Optional Redemption” or “—Redemption— Special Optional Redemption,” as applicable.

We will deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of our common stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series C Preferred Stock into shares of our common stock or other property.

The Change of Control conversion feature may make it more difficult for a third party to acquire us or discourage a party from acquiring us. See “Risk Factors— You may not be able to exercise conversion rights upon a Change of Control, and if exercisable, the conversion rights may not adequately compensate you.”

At any time, we at our option, may cause the Series C Preferred Stock to be converted in whole or in part, on a pro rata basis, into fully paid and nonassessable shares of common stock at the Conversion Price if the Closing Bid Price (as defined hereafter) of the Common Stock shall have equaled or exceeded 150% of the Conversion Price for at least 20 trading days in any 30 consecutive trading day period ending three days prior to the date of notice of conversion (such event, the “Market Trigger”). Any shares of Series C Preferred Stock so converted shall be treated as having been surrendered by the holder thereof for conversion on the date of such mandatory conversion (unless previously converted at the option of the holder).

S-20

We may at our option redeem the Series C Preferred Stock for cash equal to $25.00 per share plus accrued and unpaid dividends, if the Market Trigger has occurred in the period ending three days prior to the date of notice of redemption (unless previously converted at the option of the holder).

No greater than 60 nor fewer than 20 days prior to the date of any such mandatory conversion or redemption, notice by first class mail, postage prepaid, shall be given to the holders of record of the Series C Preferred Stock to be converted or redeemed, addressed to such holders at their last addresses as shown on our stock transfer books. Each such notice shall specify the date fixed for conversion or redemption, the place or places for surrender of shares of Series C Preferred Stock and the then effective Conversion Price.

As used herein, “Closing Bid Price” means, (I) if the Common Stock is listed on a National Exchange, the last sale price quoted for the sale of a share of the Common Stock on such National Exchange on each trading day, or, if such National Exchange begins to operate on an extended hours basis and does not designate the closing bid price, then the last bid price of such security at or immediately prior to 4:00:00 p.m., New York Time, or (II) if the Common Stock is not then listed for trading on a National Exchange, the average of the last quoted bid prices for a share of Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization. If the Closing Bid Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as determined in the business judgment by the board of directors of the Corporation.

Except as provided above, the Series C Preferred Stock is not convertible into or exchangeable for any other securities or property.

Voting Rights

Holders of the Series C Preferred Stock will not have any voting rights, except as set forth below or as otherwise required by law.

Whenever a Penalty Event has occurred, the number of directors constituting our board of directors will, subject to the maximum number of directors authorized under our bylaws then in effect, be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other classes or series of our equity securities we may issue upon which similar voting rights have been conferred and are exercisable and with which the Series C Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of Series C Preferred Stock (voting separately as a class with all other classes or series of equity securities we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series C Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series C Preferred Stock or by the holders of any other classes or series of equity securities upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series C Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders, in which case, such vote will be held at the earlier of the next annual or special meeting of shareholders), and at each subsequent annual meeting until a Correction Event (as defined below) has occurred with respect to each Penalty Event then continuing. In that case, the right of holders of the Series C Preferred Stock to elect any directors will cease and, unless there are other classes or series of our equity securities upon which similar voting rights have been conferred and are exercisable, any directors elected by holders of the Series C Preferred Stock shall immediately resign and the number of directors constituting the board of directors shall be reduced accordingly. For purposes hereof a “Correction Event” means, (I) with respect to any Delisting Event, the listing of the Series C Preferred Stock for trading on a National Exchange and (II) with respect to a Penalty Event consisting of the non-payment of dividends for four or more quarters, the payment in full of all dividends accumulated on the Series C Preferred Stock for all past dividend periods and the then current dividend period (or the declaration of such dividends provided that a sum sufficient for the payment thereof is set aside for such payment). In no event shall the holders of Series C Preferred Stock be entitled pursuant to these voting rights to elect a director that would cause us to fail to satisfy a requirement relating to director independence of any National Exchange on which any class or series of our stock is listed or quoted. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series C Preferred Stock (voting separately as a class with all other classes or series of equity securities we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series C Preferred Stock in the election of such directors) pursuant to these voting rights exceed two.

S-21

If a special meeting is not called by us within 30 days after request from the holders of Series C Preferred Stock as described above, then the holders of record of at least 25% of the outstanding Series C Preferred Stock may designate a holder to call the meeting at our expense.

If, at any time when the voting rights conferred upon the Series C Preferred Stock are exercisable, any vacancy in the office of a director elected pursuant to those special voting rights shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Series C Preferred Stock and any other classes or series of equity securities upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series C Preferred Stock in the election of directors. Any director elected or appointed may be removed only by the affirmative vote of holders of the outstanding Series C Preferred Stock and any other classes or series of equity securities upon which similar voting rights have been conferred and are exercisable and which classes or series of equity securities are entitled to vote as a class with the Series C Preferred Stock in the election of directors, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series C Preferred Stock and any such other classes or series of equity securities, and may not be removed by the holders of the Common Stock.

On each matter on which holders of Series C Preferred Stock are entitled to vote, each share of Series C Preferred Stock will be entitled to one vote, except that when shares of any other class or series of our equity securities have the right to vote with the Series C Preferred Stock as a single class on any matter, the Series C Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

So long as any shares of Series C Preferred Stock remain outstanding, we will not, without the affirmative vote of the holders of at least two-thirds of the shares of the Series C Preferred Stock outstanding at the time, given in person or by proxy, at a meeting (voting together as a class with all other classes or series of equity securities that we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series C Preferred Stock), (a) authorize or create, or increase the authorized or issued amount of, any class or series of equity securities ranking senior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of our Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series C Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, we may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series C Preferred Stock and, provided further, that any increase in the amount of the authorized common stock or other equity securities we may issue, including the Series C Preferred Stock, or the creation or issuance of any additional Series C Preferred Stock or class or other series of equity securities that we may issue, or any increase in the amount of authorized shares of such class or series, in each case ranking on parity with or junior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Except as expressly stated in our Charter or as may be required by applicable law, the Series C Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series C Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series C Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10- Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series C Preferred Stock. We will use our best effort to mail (or otherwise provide) the information to the holders of the Series C Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” as such term is understood in the context of the Exchange Act.

S-22

Preemptive Rights

No holders of the Series C Preferred Stock will, as holders of Series C Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any other security.

Book-Entry Procedures

DTC will act as securities depositary for the Series C Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series C Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the shares of Series C Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series C Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in shares of the Series C Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series C Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities which its participants (“Direct Participants”) deposit with it. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase shares of Series C Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series C Preferred Stock on DTC’s records. You will be considered to be the “beneficial owner” of the Series C Preferred Stock. Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Series C Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series C Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security, such as you, desires to take any action which a holder is entitled to take under our Charter (including the articles of amendment designating the Series C Preferred Stock), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the Series C Preferred Stock will be sent to DTC. If less than all of the outstanding shares of Series C Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series C Preferred Stock in accordance with its procedures.

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In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of Series C Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the shares of Series C Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series C Preferred Stock will be paid directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series C Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series C Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series C Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series C Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Series C Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences that may be applicable to “U.S. holders” and “non-U.S. holders” (each as defined below) with respect to the purchase, ownership, and disposition of the Series C Preferred Stock offered by this prospectus supplement and accompanying prospectus. This discussion only applies to purchasers who purchase and hold the Series C Preferred Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of Series C Preferred Stock in light of its particular circumstances.

This discussion is based upon provisions of the Code, Treasury regulations, rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion does not address all aspects of U.S. federal income taxes (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of Series C Preferred Stock in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or a holder of Series C Preferred Stock who is subject to special treatment under U.S. federal income tax laws (including, a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity, a tax-exempt entity, pension or other employee benefit plans, financial institutions or broker-dealers, persons holding Series C Preferred Stock as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax, an insurance company, former U.S. citizens, or former longterm U.S. residents). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Series C Preferred Stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding our Series C Preferred Stock, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of our Series C Preferred Stock.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR SERIES C PREFERRED STOCK. ADDITIONALLY, THIS DISCUSSION CANNOT BE USED BY ANY HOLDER FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER. IF YOU ARE CONSIDERING THE PURCHASE OF OUR SERIES C PREFERRED STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SERIES C PREFERRED STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF APPLICABLE STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISORS CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN OUR SERIES C PREFERRED STOCK IN YOUR PARTICULAR CIRCUMSTANCES.

U.S. Holders

Subject to the qualifications set forth above, the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of our Series C Preferred Stock by “U.S. holders.” You are a “U.S. holder” if you are a beneficial owner of our Series C Preferred Stock and you are for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

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U.S. Holder: Distributions in General. In general, if distributions are made with respect to our Series C Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. holder’s tax basis in the Series C Preferred Stock, and the excess will be treated as gain from the disposition of the Series C Preferred Stock, the tax treatment of which is discussed below under “U.S. Holder: Disposition of Series C Preferred Stock, Including Redemptions.” We currently do not have accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series C Preferred Stock to qualify as dividends for U.S. federal income tax purposes.

Dividends received by individual holders of Series C Preferred Stock will generally be subject to a maximum tax rate of up to 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate maximum does not apply to dividends received to the extent that the individual shareholder elects to treat the dividends as “investment income,” which may be offset against investment expenses. Furthermore, the rate maximum does not apply to dividends that are paid to individual shareholders with respect to the Series C Preferred Stock that is held for 60 days or less during the 121- day period beginning on the date which is 60 days before the date on which the Series C Preferred Stock becomes ex-dividend (or where the dividend is attributable to a period or periods in excess of 366 days, Series C Preferred Stock that is held for 90 days or less during the 181-day period beginning on the date which is 90 days before the date on which the Series C Preferred Stock becomes ex-dividend). In addition, if a dividend received by an individual shareholder that qualifies for the rate maximum is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such individual holder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such “extraordinary dividend,” irrespective of such holder’s holding period for the stock. Furthermore, under the 2010 Health Care and Education Reconciliation Act (“2010 Reconciliation Act”), dividends recognized by U.S. holders that are individuals could be subject to the 3.8% Medicare tax on net investment income. Individual shareholders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

Dividends received by corporate holders of Series C Preferred Stock generally will be eligible for the dividends-received deduction. Generally, this deduction is allowed if the underlying stock is held for at least 46 days during the 91 day period beginning on the date 45 days before the ex-dividend date of the stock, and for cumulative preferred stock with an arrearage of dividends attributable to a period in excess of 366 days, the holding period is at least 91 days during the 181-day period beginning on the date 90 days before the ex-dividend date of the stock. Corporate holders of Series C Preferred Stock should also consider the effect of Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as preferred stock. If a corporate shareholder receives a dividend on the Series C Preferred Stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, the shareholder in certain instances must reduce its tax basis in the Series C Preferred Stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends-received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate shareholder’s tax basis, any excess will be taxed as gain as if such shareholder had disposed of its shares in the year the “extraordinary dividend” is paid. Each domestic corporate holder of Series C Preferred Stock is urged to consult with its tax advisors with respect to the eligibility for and amount of any dividends received deduction and the application of Section 1059 of the Code to any dividends it receives on our Series C Preferred Stock.

U.S. Holder: Distributions of Additional Shares of Common Stock or Series C Preferred Stock. Under the relevant provisions of our Charter governing the Series C Preferred Stock, we may elect to pay dividends on Series C Preferred Stock “in-kind” in shares of our common stock or other securities of the Company, including additional shares of Series C Preferred Stock, in certain circumstances. Such dividend distributions of shares of common stock or other securities will be treated as taxable distributions in the same manner as cash distributions. The amount of the distribution and tax basis of the shares of common stock or Series C Preferred Stock received will be equal to the fair market value of such shares on the distribution date.

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Additionally, if the Series C Preferred Stock is issued at a price less than the redemption price, because the Company may call for the redemption of the Series C Preferred Stock under certain circumstances, the holder of the Series C Preferred Stock may be treated as receiving periodically a constructive distribution of additional stock on the Series C Preferred Stock. Under Treasury regulations, such constructive distribution would be required if, based on all of the facts and circumstances as of the issue date, the redemption pursuant to the Company’s right to redeem the Series C Preferred Stock is more likely than not to occur. The Treasury regulations provide that an issuer’s right to redeem will not be treated as more likely than not to occur if: (i) the issuer and holder of the stock are not related within the meaning of Section 267(b) or Section 707(b) of the Code (substituting “20%” for the phrase “50%”); (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock; and (iii) exercise of the right to redeem would not reduce the yield on the stock determined using principles applicable to the determination of original issue discount under Section 1272 of the Code and the Treasury regulations under Sections 1271 through 1275 of the Code. The fact that a redemption right is not described in the preceding sentence does not mean that an issuer’s right to redeem is more likely than not to occur and the issuer’s right to redeem must still be tested under all the facts and circumstances to determine if it is more likely than not to occur. The Company believes that its right to call for the redemption of the Series C Preferred Stock should not be treated as more likely than not to occur applying the foregoing test, and as a result, no constructive distribution should be required.

Holder’s Conversion Option. If upon a Change of Control the Company does not exercise its call option and a U.S. holder elects to convert some or all of the holder’s Series C Preferred Stock into common stock of the Company, or if the holder otherwise elects to convert or we cause a conversion in the event of a Market Trigger, the holder should not recognize gain or loss upon the conversion except as noted below. The U.S. holder’s conversion of Series C Preferred Stock into common stock of the Company may result in a distribution taxed in the same manner as a cash distribution described under the heading “Material U.S. Federal Income Tax Consequences-U.S. Holder: Distributions in General” if either: (i) the holder’s right is pursuant to a plan to periodically increase a shareholder’s proportionate interest in the assets or earnings and profits of the Company, or (ii) there are dividends in arrears on the Series C Preferred Stock at the time of the recapitalization, and as a result, increases on the holder’s interest in the assets or earnings and profits of the Company. In the latter case, the amount of the constructive distribution is limited to the lesser of (i) the amount by which the value of the common stock received exceeds the issue price of the Series C Preferred Stock, which in this case, would be the redemption premium; or (ii) the amount of dividends in arrears on the Series C Preferred Stock. The Company believes that any conversion of the Series C Preferred Stock into common stock should not be treated as pursuant to a plan to periodically increase the holders’ interest in the assets or earnings and profits of the Company. Accordingly, the amount of any deemed distribution upon conversion should be the lesser of: (i) the redemption premium for Series C Preferred Stock or (ii) the amount of dividends in arrears. Assuming the Company makes monthly payments of dividends on the Series C Preferred Stock, any constructive distribution attributable to conversion of the Series C Preferred Stock into common stock of the Company should be limited in amount.

U.S. Holder: Disposition of Series C Preferred Stock, Including Redemptions. Upon any sale, exchange, redemption (except as discussed below), or other disposition of the Series C Preferred Stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder on any sale, exchange, redemption (except as discussed below), or other disposition, and the U.S. holder’s adjusted tax basis in the Series C Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Series C Preferred Stock exceeds one year. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. In addition, under the 2010 Reconciliation Act, gains recognized by U.S. holders that are individuals could be subject to the 3.8% Medicare tax on net investment income.

A redemption of shares of the Series C Preferred Stock will generally be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a U.S. holder generally will recognize capital gain or loss (which will be long-term capital gain or loss, if the U.S. holder’s holding period for such Series C Preferred Stock exceeds one year), equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Series C Preferred Stock redeemed, except to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series C Preferred Stock, which generally will be subject to the rules discussed above in “U.S. Holder: Distributions in General.” A payment made in redemption of Series C Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series C Preferred Stock, unless the redemption:

•	is “not essentially equivalent to a dividend” with respect to a U.S. holder under Section 302(b)(1) of the Code;

•	is a “substantially disproportionate” redemption with respect to a U.S. holder under Section 302(b)(2) of the Code;

•	results in a “complete redemption” of a U.S. holder’s stock interest in the Company under Section 302(b)(3) of the Code; or

•	is a redemption of stock held by a non-corporate shareholder, which results in a partial liquidation of the Company under Section 302(b)(4) of the Code.

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In determining whether any of these tests has been met, a U.S. holder must take into account not only shares of Series C Preferred Stock and our common stock that the U.S. holder actually owns, but also shares and other equity interests that the U.S. holder constructively owns within the meaning of Section 318 of the Code.

A redemption payment will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in a U.S. holder’s aggregate stock interest in the Company, which will depend on the U.S. holder’s particular facts and circumstances at such time. If the redemption payment is treated as a dividend, the rules discussed above in “U.S. Holder: Distributions in General” apply.

Satisfaction of the “complete redemption” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code. A redemption will result in a “complete redemption” if either all of our stock actually and constructively owned by a U.S. holder is exchanged in the redemption or all of our stock actually owned by the U.S. holder is exchanged in the redemption and the U.S. holder is eligible to waive, and, if the U.S. holder constructively owns our stock by reason of a family member’s ownership of our stock, the U.S. holder effectively waives, the attribution of our stock constructively owned by the U.S. holder in accordance with the procedures described in Section 302(c)(2) of the Code. A redemption does not qualify for the “substantially disproportionate” exception if the stock redeemed is only non-voting stock, and for this purpose, stock which does not have voting rights until the occurrence of an event is not voting stock until the occurrence of the specified event. Accordingly, any redemption of Series C Preferred Stock will likely not qualify for this exception because the voting rights are limited as provided in the “Description of Series C Preferred Stock-Voting Rights.”

For purposes of the “redemption from non-corporate shareholders in a partial liquidation” test, a distribution will be treated as in partial liquidation of a corporation if the distribution is not essentially equivalent to a dividend (determined at the corporate level rather than the shareholder level) and the distribution is pursuant to a plan and occurs within the taxable year in which the plan was adopted or within the succeeding taxable year. For these purposes, a distribution is generally not essentially equivalent to a dividend if the distribution results in a corporate contraction. The determination of what constitutes a corporate contraction is generally factual in nature, and has been interpreted under case law to include the termination of a business or line of business.

Each U.S. holder of Series C Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of Series C Preferred Stock will be treated as a dividend or as payment in exchange for the Series C Preferred Stock. If the redemption payment is treated as a dividend, the rules discussed above in “U.S. Holder: Distributions in General” apply.

U.S. Holder: Information Reporting and Backup Withholding. Information reporting and backup withholding may apply with respect to payments of dividends on the Series C Preferred Stock and to certain payments of proceeds on the sale or other disposition of our Series C Preferred Stock. Certain non-corporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Series C Preferred Stock and certain payments of proceeds on the sale or other disposition of our Series C Preferred Stock unless the beneficial owner of such Series C Preferred Stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Non-U.S. Holders

Subject to the qualifications set forth above under the caption “Material U.S. Federal Income Tax Consequences,” the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of our Series C Preferred Stock by certain “non-U.S. holders” (as defined below). For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of Series C Preferred Stock and you are not a “U.S. holder.”

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Non-U.S. Holder: Distributions on the Series C Preferred Stock. In general, if distributions (whether in cash or our common stock or Series C Preferred Stock) are made with respect to our Series C Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes and will be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the non-U.S. holder’s tax basis in the Series C Preferred Stock and, to the extent such portion exceeds the non-U.S. holder’s basis, the excess will be treated as gain from the disposition of the Series C Preferred Stock, the tax treatment of which is discussed below under “Non-U.S. Holder: Disposition of Series C Preferred Stock, Including Redemptions.” We do not have accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series C Preferred Stock to qualify as dividends for U.S. federal income tax purposes. Furthermore, if we are a U.S. real property holding corporation, or a “USRPHC,” which we believe that we are, and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “Non-U.S. Holder: Disposition of Series C Preferred Stock, Including Redemptions”), with a credit generally allowed against the non-U.S. holder’s U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

Dividends paid to a non-U.S. holder of our Series C Preferred Stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied, including completing Internal Revenue Service Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Series C Preferred Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (b) if our Series C Preferred Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

A non-U.S. holder of our Series C Preferred Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Non-U.S. Holder: Disposition of Series C Preferred Stock, Including Redemptions. Any gain realized by a non-U.S. holder on the disposition of our Series C Preferred Stock will generally not be subject to U.S. federal income or withholding tax unless:

•	the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a USRPHC for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such non-U.S. holder owned directly or pursuant to certain attribution rules at any time during the five-year period ending on the date of disposition more than 5% of our Series C Preferred Stock. This assumes that our Series C Preferred Stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code. We believe we are a USRPHC and that our Series C Preferred Stock will be regularly traded on an established securities market.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code, and if it is a corporation, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the non-U.S. holder were a United States person as defined under the Code.

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If a non-U.S. holder is subject to U.S. federal income tax on any sale, exchange, redemption (except as discussed below), or other disposition of the Series C Preferred Stock, such a non-U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the non-U.S. holder on any sale, exchange, redemption (except as discussed below), or other disposition, and the non-U.S. holder’s adjusted tax basis in the Series C Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the non-U.S. holder’s holding period for the Series C Preferred Stock exceeds one year. A non-U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

If a non-U.S. holder is subject to U.S. federal income tax on any disposition of the Series C Preferred Stock, a redemption of shares of the Series C Preferred Stock will be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a non-U.S. holder generally will recognize longterm capital gain or loss, if the non-U.S. holder’s holding period for such Series C Preferred Stock exceeds one year, equal to the difference between the amount of cash received and fair market value of property received and the non-U.S. holder’s adjusted tax basis in the Series C Preferred Stock redeemed, except that to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series C Preferred Stock, which generally will be subject to the rules discussed above in “Non-U.S. Holder: Distributions on the Series C Preferred Stock.” A payment made in redemption of Series C Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series C Preferred Stock, in the same circumstances discussed above under “U.S. Holder: Disposition of Series C Preferred Stock, Including Redemptions.” Each non-U.S. holder of Series C Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of Series C Preferred Stock will be treated as a dividend or as payment in exchange for the Series C Preferred Stock.

Non-U.S. Holder: Information reporting and backup withholding. We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends paid to such non-U.S. holder as long as such non-U.S. holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of our Series C Preferred Stock, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Recently Enacted Legislation Relating to Foreign Accounts. Recently enacted legislation, the Foreign Account Tax Compliance Act (“FATCA”), will generally impose a 30% withholding tax on dividends on Series C Preferred Stock and the gross proceeds of a disposition of Series C Preferred Stock that are paid to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) specified other foreign entities unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements.

Although such legislation generally applies to payments made after December 31, 2012, recently issued guidance by the Internal Revenue Service indicates that under future Treasury regulations, the FATCA withholding tax of 30% will not apply to dividends paid on shares of our Series C Preferred Stock until after December 31, 2013, and to gross proceeds from the disposition of shares of our Series C Preferred Stock until after December 31, 2016.

Although administrative guidance and final Treasury regulations regarding the FATCA rules have recently been issued, the exact scope of these rules remains unclear. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in the Series C Preferred Stock.

S-30

UNDERWRITING

We have entered into an underwriting agreement with MLV & Co. LLC, Maxim Group LLC, and Williams Financial Group, acting as our underwriters, with respect to the shares of Series C Preferred Stock in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the public through the underwriters, and the underwriters have agreed to offer and sell, up to         shares of Series C Preferred Stock, on a best efforts basis.

The underwriting agreement provides that the obligation of the underwriters to offer and sell the shares of Series C Preferred Stock, on a best efforts basis, is subject to certain conditions precedent, including but not limited to (1) the delivery of legal opinions and (2) delivery of various auditor and reserve engineer comfort letters. The underwriters are under no obligation to purchase any shares of Series C Preferred Stock for their own account. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated. The underwriters may, but are not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority, Inc.

The underwriters propose to offer the shares of Series C Preferred Stock to retail and institutional investors at the public offering price set forth on the cover of this prospectus supplement. There is no arrangement for funds to be received in escrow, trust or similar arrangement. In connection with the offer and sale of the Series C Preferred Stock by the underwriters, we will pay the underwriters an amount equal to up to 7.0% of the gross proceeds received by us in connection with the sale of the shares of Series C Preferred Stock, which will be deemed underwriting commissions. In addition, we have agreed to reimburse the underwriters for legal expenses up to an amount equal to $65,000.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share	Total
Public offering price	$	$
Underwriting commission paid by us	$	$
Proceeds, before expenses, to us	$	$

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting commissions and reimbursement of expenses, will be approximately $70,000.

The Series C Preferred Stock currently outstanding is listed on the NYSE under the symbol “MILLprC,” and the shares being sold in this offering have been approved for listing, subject to official notice of issuance, on the NYSE under the existing symbol, will have the same CUSIP number as the currently outstanding shares of Series C Preferred Stock and will trade interchangeably with the currently outstanding shares of Series C Preferred Stock. Our common stock is traded on the NYSE, under the symbol “MILL.”

We have agreed to indemnify the underwriters and selected dealers against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. The prior transactions include: (i) the underwriting of the initial public offering of 685,000 shares of our Series C Preferred Stock, with respect to which we entered into an Underwriting Agreement, dated September 28, 2012, with MLV & Co. LLC, Maxim Group LLC, Williams Financial Group and National Securities Corporation, and (ii) an “at-the-market” offering of our Series C Preferred Stock, with respect to which we entered an At Market Issuance Sales Agreement, dated October 12, 2012, with MLV & Co. LLC. As of February 8, 2013, 99,276 shares of our Series C Preferred Stock have been sold in the “at the market” offering. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on Internet websites maintained by the underwriter of this offering and may be made available on websites maintained by other dealers. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ website and any information contained in any other website maintained by any dealer is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which the prospectus supplement and the accompanying prospectus form a part.

S-31

LEGAL MATTERS

The validity of the Series C Preferred Stock and common stock being offered by this prospectus supplement will be passed upon for us by LeClairRyan, A Professional Corporation, Newark, New Jersey. In rendering its opinion, as to matters of Tennessee law, LeClairRyan will rely upon the opinion of Anna E. Corcoran, Esq., our Assistant General Counsel. Certain legal matters will be passed upon for the underwriters by SNR Denton US LLP, New York, New York.

EXPERTS

The consolidated financial statements of Miller Energy Resources, Inc. and subsidiaries as of April 30, 2012 and 2011, and for the years then ended, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Miller Energy Resources, Inc. and subsidiaries as of April 30, 2010, and for the year then ended, has been incorporated by reference herein in reliance upon the report of Sherb & Co., LLP, independent registered accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information about the public reference room. The SEC also maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

This prospectus supplement and accompanying prospectus is part of a registration statement that we filed with the SEC, using a “shelf” registration process under the Securities Act of 1933, as amended (the “Securities Act”), relating to the securities to be offered. This prospectus supplement and accompanying prospectus do not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company, and the securities offered by this prospectus supplement and the accompanying prospectus, reference is hereby made to the registration statement. The registration statement, including the documents incorporated by reference therein and the exhibits thereto, may be inspected at the Public Reference Room maintained by the SEC at the address set forth above or may be obtained at the SEC’s website set forth above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement and accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and accompanying prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus supplement and accompanying prospectus includes by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document, excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and exhibits filed on such form that are related to such items. These documents contain important information about us and our financial condition.

•	Current Report on Form 8-K as filed on July 17, 2012,

•	Current Report on Form 8-K as filed on July 26, 2012,

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•	Current Report on Form 8-K as filed on July 27, 2012 and amended on Form 8-K/A on August 1, 2012,

•	Current Report on Form 8-K as filed on July 31, 2012,

•	Current Report on Form 8-K as filed on August 17, 2012,

•	Current Report on Form 8-K/A as filed on August 27, 2012,

•	Current Report on Form 8-K as filed on September 4, 2012,

•	Annual Report on Form 10-K for the year ended April 30, 2012, as amended on Form 10-K/A on September 6, 2012, and

•	Quarterly Report on Form 10-Q as filed on September 10, 2012,

•	Current Report on Form 8-K as filed on September 21, 2012,

•	Current Report on Form 8-K as filed on September 24, 2012,

•	Current Report on Form 8-K as filed on September 26, 2012,

•	Current Report on Form 8-K as filed on September 28, 2012,

•	Current Report on Form 8-K as filed on October 12, 2012,

•	Current Report on Form 8-K as filed on November 11, 2012,

•	Current Report on Form 8-K as filed on November 16, 2012,

•	Quarterly Report on Form 10-Q as filed on December 10, 2012,

•	Current Report on Form 8-K as filed on December 10, 2012,

•	Current Report on Form 8-K as filed on February 7, 2013, and

•	Two Current Reports, each on Form 8-K, each as filed on February 8, 2013, and the second of which as amended on Form 8-K/A on February 8, 2013.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement and the accompanying prospectus and prior to the termination of our offering of securities shall be deemed to be incorporated by reference herein and to be a part of this prospectus supplement and accompanying prospectus from the date of filing of such documents, excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and exhibits filed on such form that are related to such items. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or accompanying prospectus.

You can obtain any of the documents incorporated by reference in this prospectus supplement and accompanying prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus supplement. You can obtain documents incorporated by reference in this prospectus supplement at no cost by requesting them in writing or by telephone from us at the following address: Corporate Secretary, Miller Energy Resources, Inc., 9721 Cogdill Road, Suite 302, Knoxville, TN 37932.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus supplement and accompanying prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

S-33

PROSPECTUS

$500,000,000

Miller Energy Resources, Inc.

COMMON STOCK, PREFERRED STOCK, WARRANTS, UNITS

We may offer common stock, preferred stock, warrants, and or any combination of those securities at an aggregate initial offering price not to exceed $500,000,000. The warrants that we may offer will consist of warrants to purchase any of the other securities that may be sold under this prospectus. The securities offered under this prospectus may be offered separately, together, or in separate series, and in amounts, at prices and on terms to be determined at the time of sale. A prospectus supplement that will set forth the terms of the offering of any securities will accompany this prospectus. You should read this prospectus and any supplement carefully before you invest.

The aggregate of the offering prices of the securities covered by this prospectus will not exceed $500,000,000.

The securities may be sold directly to investors, through agents designated from time to time or to or through underwriters or dealers. See “Plan of Distribution” on page 9 of this prospectus. If any agents or underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the applicable prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol "MILL". On September 5, 2012, the closing price of our common stock was $4.66 per share. We expect that any common stock sold pursuant to this prospectus will be listed on the exchange, subject to official notification. As of the date of this prospectus, neither the preferred shares or warrants or units that we may offer by this prospectus are listed on any national securities exchange nor are they quoted in the over the counter market.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate the sale of any securities unless accompanied by a prospectus supplement relating to the securities offered.

The date of this prospectus is September 18, 2012

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration, or continuous offering, process. Under the shelf registration process, we may issue and sell any combination of the securities described in this prospectus in one or more offerings with a maximum offering price of up to $500,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain certain specific information about the terms of that offering, including a description of any risks related to the offering, if those terms and risks are not described in this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the Securities and Exchange Commission includes exhibits that provide more details on the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the Securities and Exchange Commission and the accompanying prospectus supplement together with additional information described under the headings "Available Information" and "Information Incorporated by Reference" before investing in any of the securities offered.

We may sell securities to or through underwriters or dealers, and also may sell securities directly to other purchasers or through agents. To the extent not described in this prospectus, the names of any underwriters, dealers or agents employed by us in the sale of the securities covered by this prospectus, the principal amounts or number of shares or other securities, if any, to be purchased by such underwriters or dealers and the compensation, if any, of such underwriters, dealers or agents will be set forth in the accompanying prospectus supplement.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

Unless specifically set forth to the contrary, when used in this prospectus the terms "we," "us," "ours," and similar terms refers to Miller Energy Resources, Inc., a Tennessee corporation formerly known as Miller Petroleum, Inc. and our subsidiaries, including Cook Inlet Energy, LLC, East Tennessee Consultants, Inc., East Tennessee Consultants II, LLC, Miller Drilling, TN LLC, Miller Rig & Equipment, LLC, Miller Energy Services, LLC, and Miller Energy GP, LLC. “MEI” means Miller Energy Income 2009-A, LP. In addition, when used herein “fiscal 2012” refers to the fiscal year ended April 30, 2012, “fiscal 2011” refers to the year ended April 30, 2011 and “fiscal 2010” refers to the year ended April 30, 2010.

AVAILABLE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials that we file at the Securities and Exchange Commission's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers such as our company that file electronically with the Securities and Exchange Commission.

We have filed a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the securities to be sold by pursuant to this prospectus. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. You may:

•	inspect a copy of the registration statement, including the exhibits and schedules, without charge at the Securities and Exchange Commission's Public Reference Room;

•	obtain a copy from the Securities and Exchange Commission upon payment of the fees prescribed by the Securities and Exchange Commission; or

•	obtain a copy from the Securities and Exchange Commission’s website.

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Our Internet address is www.millerenergyresources.com. We make available free of charge, through the investor relations section of our website, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. The information which appears on this web site is not part of this prospectus.

THE COMPANY

We are an independent exploration and production company that utilizes seismic data, and other technologies for geophysical exploration and development of oil and gas wells in the Appalachian region of eastern Tennessee and the Cook Inlet Basin in south central Alaska. In addition to our engineering and geological capabilities, we provide land drilling services on a contract basis to customers primarily engaged in natural gas exploration and production.

Unless specifically set forth to the contrary, when used in this prospectus, the terms “Miller Energy Resources,” "Miller," "we," "us," "ours," and similar terms refers to our Tennessee corporation Miller Energy Resources, Inc., formerly known as Miller Petroleum, Inc., and our subsidiaries, Miller Rig & Equipment, LLC, Miller Drilling, TN LLC, Miller Energy Services, LLC, East Tennessee Consultants, Inc. ("ETC"), East Tennessee Consultants II, LLC ("ETCII"), Miller Energy GP, LLC, and Cook Inlet Energy, LLC ("CIE").

Our principal executive offices are located at 9721 Cogdill Road, Suite 302, Knoxville, TN 37932 and our telephone number is (865) 223-6575. Our fiscal year end is April 30. We maintain a corporate web site at www.millerenergyresources.com. The information which appears on this web site is not part of this prospectus.

CAUTIONARY STATEMENTS REGARDING FORWARD LOOKING INFORMATION

We have made forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our operations, economic performance and financial condition in our Annual Report on Form 10-K for fiscal 2012, as amended, and our other filings with the Securities and Exchange Commission (“SEC”), and may make other forward-looking statements from time to time in other public filings, press releases and discussions with our management. These forward-looking statements include information concerning future production and reserves, schedules, plans, timing of development, contributions from oil and gas properties, marketing and midstream activities, and also include those statements preceded by, followed by or that otherwise include the words “may,” “could,” “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that our expectations will prove to be correct. We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. These forward-looking statements involve risk and uncertainties. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risks and uncertainties:

•	the potential for Miller to experience additional operating losses;

•	high debt costs under our existing senior credit facility;

•	potential limitations imposed by debt covenants under our senior credit facility on our growth and our ability to meet our business objectives;

•	our need to enhance our management, systems, accounting, controls and reporting performance;

•	litigation risks;

•	our ability to perform under the terms of our oil and gas leases, and exploration licenses with the Alaska DNR, including meeting the funding or work commitments of those agreements;

•	our ability to successfully acquire, integrate and exploit new productive assets in the future;

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•	our ability to recover proved undeveloped reserves and convert probable and possible reserves to proved reserves;

•	risks associated with the hedging of commodity prices;

•	our dependence on third party transportation facilities;

•	concentration risk in the market for the oil we produce in Alaska;

•	the impact of natural disasters on our Cook Inlet Basin operations;

•	adverse effects of the national and global economic downturns on our profitability;

•	the imprecise nature of our reserve estimates;

•	drilling risks;

•	fluctuating oil and gas prices and the impact on our results from operations;

•	the need to discover or acquire new reserves in the future to avoid declines in production;

•	differences between the estimated present value of cash flows from proved reserves and the market value of those reserves;

•	the existence within the industry of risks that may be uninsurable;

•	constraints on production and costs of compliance that may arise from current and future environmental, FERC and other statutes, rules and regulations at the state and federal level;

•	the impact that future legislation could have on access to tax incentives currently enjoyed by Miller;

•	that no dividends may be paid on our common stock for some time;

•	cashless exercise provisions of outstanding warrants;

•	market overhang related to restricted securities and outstanding options and warrants;

•	the impact of non-cash gains and losses from derivative accounting on future financial results; and

•	risks to non-affiliate shareholders arising from the substantial ownership positions of affiliates.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements, and readers should carefully review our Annual Report on Form 10-K for fiscal 2012, as amended, in its entirety, including the risks described in Item 1A. Risk Factors, and our other filings with the Securities and Exchange Commission. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

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RISK FACTORS

Investing in our securities involves risk. Our business, financial condition, operating results and cash flows can be impacted by a number of factors, any of which could cause our results to vary materially from recent results or from our anticipated future results. See the risk factors described in our Annual Report on Form 10-K for fiscal 2012, as amended, together with any material changes contained in subsequent filed Quarterly Report on Form 10-Q, and those contained in our other filings with the SEC for our most recent fiscal year, which are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for general corporate purposes, which may include working capital, capital expenditures, development costs, strategic investments and possible acquisitions. We have not allocated any portion of the net proceeds for any particular use at this time. The net proceeds may be invested temporarily until they are used for their stated purpose. Specific information concerning the use of proceeds from the sale of any securities will be included in the prospectus supplement relating to such securities. We will have significant discretion in the use of any net proceeds. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay indebtedness outstanding at that time until they are used for their stated purpose.

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RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference here in.

	Year Ended April 30,
	2012	2011	2010	2009	2008
(Unaudited, in thousands except ratios)
Pretax income	$(29,696)	$(10,161)	$435,618	$8,357	$(2,436)
Fixed charges:
Interest expense, net of capitalized interest	724	989	898	212	368
Interest capitalized	3,700	—	—	—	—
Amortization of debt costs	1,123	491	—	—	—
Total fixed charges	5,547	1,480	898	212	368
Earnings	$(24,149)	$(8,681)	$436,516	$8,569	$(2,068)
Ratio of earnings to fixed charges	(4.4)	(5.9)	486.1	40.4	(5.6)

Because our preferred stock outstanding during fiscal 2012 did not have required dividends, the ratio of earnings to combined fixed charges and preferred dividends is identical to the ratio of earnings to fixed charges for fiscal 2012 and is not disclosed separately. No preferred stock was outstanding for any of the other periods presented.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

We may from time to time offer under this prospectus, separately or together:

•	common stock;

•	preferred stock;

•	warrants to purchase from us shares of our common stock or preferred stock; and

•	units, each representing a combination of two or more of the foregoing securities.

The aggregate of the offering prices of the securities covered by this prospectus will not exceed $500,000,000.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a general description of our capital stock. The terms of our amended and restated charter and bylaws are more detailed than the general information provided below. You should read our amended and restated charter and bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Authorized and outstanding capital stock

Our authorized capital stock consists of 100,000,000 shares of preferred stock, $0.0001 par value per share, of which 250,000 shares have been designated as Series B redeemable preferred stock, and 500,000,000 shares of common stock, $0.0001 par value per share. As of August 31, 2012, there were 42,021,893 shares of common stock and no shares of preferred stock issued and outstanding.

Description of common stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in those dividends that the board of directors, in its discretion, declares from legally available funds on our common stock. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of preferred stock which may then be authorized and outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

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Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Transfer agent

The transfer agent for our common stock is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84115, and its telephone number is (801) 272-9294.

Description of preferred stock

The preferred stock authorized under our amended and restated charter may be issued from time to time in one or more series. Our board of directors has the full authority permitted by law to establish, without further shareholder approval, one or more series and the number of shares constituting each such series and to fix by resolution full or limited, multiple or fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of any series of the preferred stock that may be desired. Our board of directors has designated a series of preferred stock as Series B redeemable preferred stock consisting of up to 275,000 shares. The designations, rights and preferences of this series include:

•	a stated value of $100 per share,

•	the holders will be entitled to receive a 12% semi-annual dividend, payable in cash on March 1 and September 1 of each year after issuance providing that we are in compliance with our “Capital Covenants” (under the terms of our loan agreement with Apollo Investment Corporation, dated June 29, 2012, which we refer to as the Apollo Loan Agreement), as of the end of the prior fiscal quarter and on a pro forma basis on the dividend date, and there is no default or event of default (as set forth in the Apollo Loan Agreement) on the dividend date;

•	the dividend is cumulative, to the extent not paid in cash;

•	we are entitled to redeem the shares in our sole discretion without premium at the stated value plus any accrued but unpaid dividends, with a mandatory redemption on the later of the fifth anniversary of the date of issuance or the 30th day after the security termination under the Apollo Loan Agreement;

•	the Series B redeemable preferred stock is senior to all classes of our securities;

•	the shares are not convertible into any other class of our securities; and

•	the shares do not have any voting rights, except may be required under Tennessee law and with respect to the issuance of any new class of securities senior to or equal with the Series B redeemable preferred stock, in which case shareholders representing a majority of the Series B shares, voting as a class, must vote to approve the new issuance.

We do not have any shares of Series B redeemable preferred stock presently issued and outstanding.

Any preferred stock that we issue under this prospectus will have the voting, dividend, liquidation, redemption and conversion rights described below, unless otherwise provided in the prospectus supplement relating to a particular series of preferred stock. You should read the prospectus supplement relating to the particular series of preferred stock for specific terms of the series, including:

•	the title and liquidation preference per share and the number of shares offered;

•	the price at which shares of the series will be sold;

•	the form of dividend and dividend rate, if any, or method of calculation of dividends, the dates on which dividends will be payable, whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

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•	any redemption or sinking fund provisions;

•	any conversion provisions; and

•	any additional dividend, liquidation, redemption or sinking fund provisions and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

When issued, the preferred stock will be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement relating to a series of preferred stock, in the event of a liquidation, each series of preferred stock will rank on a parity as to dividends and distributions with all other outstanding preferred stock, if any. The following is a discussion of terms we expect to be generally applicable to the preferred stock that we may issue from time to time. The particular terms relating to a series of preferred stock that we offer pursuant to this prospectus, which may be different from or in addition to the terms described below, will be set forth in a prospectus supplement relating to such series of preferred stock.

Voting Rights

If we issue shares of any series of preferred stock, holders of such shares will be entitled to one vote for each share held on matters on which holders of such series are entitled to vote, as set forth in the prospectus supplement with respect to such series or as expressly required by applicable law. The affirmative vote or consent of the holders of a majority of the outstanding shares of each series of preferred stock, unless our board of directors establishes a higher amount, voting as a separate class, will be required for any amendment of our charter that adversely changes any rights or preferences of such series of preferred stock.

Dividend Rights

Holders of the preferred stock of a particular series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available therefor, cash dividends at such rates and on such dates as are set forth in the prospectus supplement relating to such series. The rate may be fixed or variable or both. Our ability, however, to declare and pay cash dividends may be limited by the terms of the Apollo Loan Agreement or any other similar agreement which may then be in effect. Dividends will be payable to the holders of record as they appear on our stock books on the record dates and dividend dates fixed by our board of directors or a duly authorized committee thereof. Dividends on any series of preferred stock may be cumulative or noncumulative, as provided in the prospectus supplement relating to such series of preferred stock. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment day will be lost, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends are declared for any subsequent period.

If the prospectus supplement relating to a series of preferred stock so provides, when dividends are not paid in full upon any series of preferred stock and any other preferred stock ranking on a parity as to dividends with such series of preferred stock, all dividends declared upon such series of preferred stock and any other preferred stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on such series and such other preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on such series of preferred stock and such other preferred stock bear to each other. Except as provided in the preceding sentence, unless full dividends, including, in the case of cumulative preferred stock, accumulations, if any, in respect of prior dividend payment periods on all outstanding shares of any series of preferred stock have been paid, no dividends, other than in shares of common stock or another stock ranking junior to such series of preferred stock as to dividends and upon liquidation, will be declared or paid or set aside for payment or other distributions made upon our common stock or any of our other stock ranking junior to such preferred stock, including other series of preferred stock ranking junior to such series of preferred stock, as to dividends. If the prospectus supplement relating to a series of preferred stock so provides, no common stock or any other stock, including other series of preferred stock, ranking junior to or on a parity with such series of preferred stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration, or any monies paid to or made available for a sinking fund for the redemption of any shares of any such stock, by us, while such preferred stock remains outstanding, except by conversion into or exchange for our stock ranking junior to such series of preferred stock as to dividends and upon liquidation.

The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in the period.

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Liquidation and Distribution

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of each series of preferred stock will be entitled to receive out of our assets available for distribution to shareholders, before any distribution of assets is made to holders of common stock or any other class of stock ranking junior to such series of preferred stock upon liquidation, liquidating distributions in the amount set forth in the prospectus supplement relating to such series of preferred stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our business, the amounts payable with respect to the preferred stock of any series and any other shares of our stock ranking as to any such distribution on a parity with such series of preferred stock are not paid in full, the holders of the preferred stock of such series and of such other shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled.

Redemption

A series of preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and the redemption prices and for the types of consideration set forth in the prospectus supplement relating to such series.

Conversion or Exchange Rights

The prospectus supplement relating to a series of preferred stock will state the terms, if any, on which shares of that series are convertible or exchangeable into shares of our common stock, debt securities or another series of our preferred stock. These provisions may allow or require the number of our shares of common stock or other securities to be received by holders of shares of preferred stock to be adjusted upon the occurrence of events described in the applicable prospectus supplement, including: the issuance of a stock dividend to common shareholders or a combination, subdivision or reclassification of common stock; the issuance of rights, warrants or options to all common and preferred shareholders entitling them to purchase common stock for an aggregate purchase price per share less than the current market price per share of common stock; and any other events described in the prospectus supplement. Unless the prospectus supplement relating to a series of preferred stock so provides, our preferred stock will have no preemptive rights.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock or common stock, or any combination of these securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement. The following outlines some of the general terms and provisions of the warrants that we may issue from time to time. Additional terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The following descriptions, and any description of the warrants included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement, which we will file with the Securities and Exchange Commission in connection with any offering of warrants.

General

The prospectus supplement relating to a particular issue of warrants will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the terms of the security that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

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•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase any securities underlying the warrants, the holder will not have any rights as a holder of the underlying securities by virtue of ownership of warrants.

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DESCRIPTION OF UNITS

We may issue units consisting of common stock, preferred stock, warrants or any combination of those securities. The applicable prospectus supplement will describe the terms of any units and the related offering in respect of which this prospectus is being delivered, including the following:

•	the terms of each of the securities included in the units, including whether and under what circumstances the securities included in the units may or may not be traded separately or exchanged for or converted into any other securities;

•	the terms of any unit agreement governing the units;

•	if applicable, a discussion of certain United States federal income tax considerations; and

•	the provisions for the payment, settlement, transfer or exchange of the units.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

A summary of any material United States federal income tax consequences to persons investing in the securities offered by this prospectus will be set forth in any applicable prospectus supplement. The summary will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of securities are urged to consult their own tax advisors prior to any purchase of securities.

PLAN OF DISTRIBUTION

We may sell the securities in any one or more of the following ways:

•	directly to investors, including through a specific bidding, auction or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act of 1933, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	to one or more underwriters acting alone for resale to investors or to the public; and

•	through a combination of any such methods of sale.

If we sell securities to a dealer acting as principal, the dealer may resell such securities at varying prices to be determined by such dealer in its discretion at the time of resale without consulting with us and such resale prices may not be disclosed in the applicable prospectus supplement. Any underwritten offering may be on a best efforts or a firm commitment basis.

Sales of the securities may be effected from time to time in one or more transactions, including negotiated transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

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•	at negotiated prices.

Any of the prices may represent a discount from the then prevailing market prices.

In connection with the sale of any of the securities, underwriters or agents may receive compensation from us in the form of underwriting discounts or commissions and may also receive compensation from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Discounts, concessions and commissions may be changed from time to time. Dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act of 1933, and any discounts, concessions or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting compensation under applicable federal and state securities laws.

The applicable prospectus supplement will, where applicable:

•	identify any such underwriter, dealer or agent;

•	describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter or agent and in the aggregate by all underwriters and agents;

•	describe any discounts, concessions or commissions allowed by underwriters to participating dealers;

•	identify the amounts underwritten; and

•	identify the nature of the underwriter’s or underwriters’ obligation to take the securities.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the NYSE. We expect that any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We may elect to list any series of preferred stock on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If disclosed in the applicable prospectus supplement, in connection with those derivative transactions, third parties may sell securities covered by this prospectus and such prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or from others to settle those short sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of securities. If the third party is or may be deemed to be an underwriter under the Securities Act of 1933, it will be identified in the applicable prospectus supplements.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

Underwriters may engage in overallotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

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In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against or contribution towards certain civil liabilities, including liabilities under the applicable securities laws.

Underwriters, dealers and agents may engage in transactions with us or perform services for us in the ordinary course of business.

If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that:

•	the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and

•	if the securities are being sold to underwriters, we shall have sold to the underwriters the total amount of the securities less the amount thereof covered by the contracts.

The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Pearlman Schneider LLP, 2200 Corporate Boulevard, N.W., Suite 210, Boca Raton, Florida 33431. In rendering its opinion, as to specific applications regarding Tennessee law and the Tennessee Business Corporation Act, Pearlman Schneider LLP has relied on the supporting opinion of Anna E. Corcoran, Esq., our Assistant General Counsel and a member of the Bar of the State of Tennessee, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

EXPERTS

The consolidated financial statements of Miller Energy Resources, Inc. and subsidiaries as of April 30, 2012 and 2011, and for the years then ended, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Miller Energy Resources, Inc. and subsidiaries as of April 30, 2010, and for the year then ended, has been incorporated by reference herein in reliance upon the report of Sherb & Co., LLP, independent registered accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports, proxy statements and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering of securities covered by this prospectus:

•	Annual Report on Form 10-K for the year ended April 30, 2012 as filed on July 16, 2012 and amended on August 28, 2012, and further amended on September 6, 2012,

•	Current Report on Form 8-K as filed on July 17, 2012,

•	Current Report on Form 8-K as filed on July 26, 2012,

•	Current Report on Form 8-K as filed on July 27, 2012 and amended on August 1, 2012,

•	Current Report on Form 8-K as filed on July 31, 2012,

•	Current Report on Form 8-K as filed on August 1, 2012,

•	Current Report on Form 8-K as filed on August 17, 2012,

•	Current Report on Form 8-K/A as filed on August 27, 2012, and

•	Current Report on Form 8-K as filed on September 4, 2012.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document. Written requests should be directed to: Corporate Secretary, Miller Energy Resources, Inc., 9721 Cogdill Road, Suite 302, Knoxville, TN 37932.

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

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The information relating to our company contained in this prospectus and the accompanying prospectus supplement is not comprehensive, and you should read it together with the information contained in the incorporated documents.

LIMITATION ON DIRECTORS’ AND OFFICERS’ LIABILITY AND COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Tennessee Business Corporation Act provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if:

•	the director or officer acted in good faith;

•	in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest;

•	in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation; and

•	in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his conduct was unlawful.

In actions brought by or in the right of the corporation, however, the Tennessee Business Corporation Act provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instituted because of his or her status as an officer or director of a corporation, the Tennessee Business Corporation Act mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The Tennessee Business Corporation Act also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if the officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the Tennessee Business Corporation Act provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that:

•	the officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation;

•	the officer or director was adjudged liable on the basis that personal benefit was improperly received by him or her; or

•	the officer or director breached his or her duty of care to the corporation.

Our board of directors has adopted these provisions to indemnify our directors, executive officers and agents.

The Tennessee Business Corporation Act also provides that a corporation may limit the liability of a director for monetary damages in the event of a breach of fiduciary duty. Our shareholders approved an amendment to our charter to provide for this limitation on our directors’ liability.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

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  TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	2
AVAILABLE INFORMATION	2
THE COMPANY	3
CAUTIONARY STATEMENTS REGARDING FORWARD LOOKING INFORMATION	3
RISK FACTORS	5
USE OF PROCEEDS	5
RATIO OF EARNINGS TO FIXED CHARGES	6
GENERAL DESCRIPTION OF THE OFFERED SECURITIES	6
DESCRIPTION OF OUR CAPITAL STOCK	6
DESCRIPTION OF WARRANTS	9
DESCRIPTION OF UNITS	11
MATERIAL FEDERAL INCOME TAX CONSEQUENCES	11
PLAN OF DISTRIBUTION	11
LEGAL MATTERS	13
EXPERTS	13
WHERE YOU CAN FIND MORE INFORMATION	14
INFORMATION INCORPORATED BY REFERENCE	14
LIMITATION ON DIRECTORS’ AND OFFICERS’ LIABILITY AND COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	15

$500,000,000

MILLER ENERGY RESOURCES, INC.

PROSPECTUS

September 18, 2012

Shares

10.75% Series C Cumulative Redeemable

Preferred Stock

                                       Shares of Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

MLV & Co.

Co-Managers

Maxim Group LLC	Williams Financial Group

, 2013.